SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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MATTHEWS INTERNATIONAL CORPORATION
 (Name of Registrant as Specified In Its Charter)

_________________________________________________________
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2013

NOTICE

OF

ANNUAL

MEETING

AND

PROXY

STATEMENT

Notice of
ANNUAL MEETING OF SHAREHOLDERS
To be held February 21, 2013

To Our Shareholders:

The Annual Meeting of the Shareholders of Matthews International Corporation will be held at 6:00 PM on Thursday, February 21, 2013 at the Sheraton Station Square Hotel, 300 West Station Square Drive, Pittsburgh, Pennsylvania, for the purpose of considering and acting upon the following:

1.	To elect three directors of the Company for a term of three years.

2.	To approve the adoption of the 2012 Equity Incentive Plan.

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the records of the Company for the fiscal year ending September 30, 2013.

3.	To provide an advisory (non-binding) vote on the executive compensation of the Company’s named executive officers.

4.	To transact such other business as may properly come before the meeting.

Shareholders of record as of December 31, 2012 will be entitled to vote at the Annual Meeting or any adjournments thereof.

Please indicate on the enclosed proxy card whether you will or will not be able to attend this meeting. Return the card in the enclosed envelope as soon as possible.  If you receive more than one proxy card (for example, because you own common stock in more than one account), please be sure to complete and return all of them.

We hope you can be with us for this important occasion.

                                                                                     Sincerely,

                                                                                     Steven F. Nicola
                                                                                     Corporate Secretary

January 22, 2013

Matthews International Corporation
Proxy Statement

Matthews International Corporation
Two NorthShore Center
Pittsburgh, PA 15212 - 5851
412 / 442-8200

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on February 21, 2013

The 2013 Proxy Statement and the Annual Report to Shareholders for the year ended September 30, 2012 are also available at www.matw.com under the section entitled “Reports”.

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Matthews International Corporation (“Matthews” or the “Company”) whose principal executive offices are located at Two NorthShore Center, Pittsburgh, Pennsylvania 15212.  This Proxy Statement and the accompanying proxy were first released to shareholders on or about January 22, 2013.

Execution of the proxy will not affect a shareholder's right to attend the meeting and vote in person.  Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving notice to the Corporate Secretary or by attending the meeting and voting in person.

Matters to be considered at the Annual Meeting are those set forth in the accompanying notice.  Shares represented by proxy will be voted in accordance with instructions.  In the absence of instructions to the contrary, the proxy solicited will be voted for the proposals set forth.

Management does not intend to bring before the meeting any business other than that set forth in the Notice of Annual Meeting of Shareholders.  If any other business should properly come before the meeting, it is the intention of management that the persons named in the proxy will vote in accordance with their best judgment.

OUTSTANDING STOCK AND VOTING RIGHTS

The Company has one class of stock outstanding:  Class A Common Stock, par value $1.00 per share, referred to as the "Common Stock."

Each outstanding share of Common Stock of the Company entitles the holder to one vote upon any business properly presented at the shareholders' meeting.  Cumulative voting is not applicable to the election of directors.

The Board of Directors of the Company has established December 31, 2012 as the record date for shareholders entitled to vote at the Annual Meeting. The transfer books of the Company will not be closed. A total of 27,674,765 shares of Common Stock are outstanding and entitled to vote at the meeting.

Abstentions and broker non-votes have no effect on any proposal to be voted upon.  Broker non-votes as to any matter are shares held by brokers and other nominees which are voted at the meeting on matters as to which the broker or nominee has discretionary authority, but which are not voted on the matter in question because the broker or nominee does not have discretionary voting authority as to such matter.

GENERAL INFORMATION REGARDING CORPORATE GOVERNANCE

Board of Directors

The Board of Directors is the ultimate governing body of the Company. As such, it functions within a framework of duties and requirements established by statute, government regulations and court decisions. Generally, the Board of Directors reviews and confirms the basic objectives and broad policies of the Company, approves various important transactions, appoints the officers of the Company and monitors Company performance in key results areas.  The Board also has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company.  The full Board regularly reviews enterprise-wide risk management, which includes relationships with significant customers, volatility of commodity costs, changes in the markets in which the Company operates and existing and potential competitors.   In addition, each Board committee plays a significant role in carrying out the risk oversight function.  The Nominating and Corporate Governance Committee oversees risks related to corporate governance and ethics.  The Audit Committee oversees risks related to financial reporting and control; environmental, health and sustainability matters; management policies and guidelines; legal claims and issues; and information technology.  The Finance Committee, established in fiscal 2012, oversees the Company’s financial policies, strategies and capital structure.  The Compensation Committee oversees risks related to human resources, succession planning and compensation.

Board Composition

The Articles of Incorporation of the Company provide that the Board of Directors has the power to set the number of directors constituting the full Board, provided that such number shall not be less than five nor more than fifteen. Until further action, the Board of Directors has fixed the number of directors constituting the full Board at eight, divided into three classes.  The terms of office of the three classes of directors end in successive years.

After reviewing the independence standards contained in the NASDAQ listing requirements, the Board of Directors has determined that each of its directors is independent, other than the Company’s President and Chief Executive Officer, Joseph C. Bartolacci.  The Company’s Governance Guidelines provide that an employee member can remain on the Board for a period of no longer than one year following retirement from employment with the Company.

The Board of Directors has determined that an independent, non-employee member should be appointed to serve as Chairman of the Board.  The Board believes that separation of the positions of Chairman of the Board and Chief Executive Officer, with the appointment of an independent, non-employee director as Chairman, strengthens the Company’s corporate governance.  John D. Turner is the Company’s current independent, non-employee Chairman of the Board.

Mr. Turner and the other independent directors meet at such times as are necessary and generally on the dates of regularly scheduled Board meetings.  The independent directors met a total of four times in fiscal 2012.

During fiscal 2012, there were six regularly scheduled meetings and one special meeting of the Board of Directors.

Board Committees

There are five standing committees appointed by the Board of Directors -- the Executive, Nominating and Corporate Governance, Audit, Finance and Compensation Committees.

Management has the same responsibility to each Committee as it does to the Board of Directors with respect to providing adequate staff services and information.  Furthermore, each Committee has the same power as the Board of Directors to employ the services of outside consultants and to have discussions and interviews with personnel of the Company and others.

The principal functions of the five standing Committees are summarized as follows:

Executive Committee

The Executive Committee is appointed by the Board of Directors to have and exercise during periods between Board meetings all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies on the Executive Committee, change the By-laws of the Company or exercise any authority specifically reserved by the Board of Directors.  Among the functions customarily performed by the Executive Committee during periods between Board meetings are the approval, within limitations previously established by the Board of Directors, of the principal terms involved in sales of securities of the Company, and such reviews as may be necessary of significant developments in major events and litigation involving the Company.  In addition, the Executive Committee is called upon periodically to provide advice and counsel in the formulation of corporate policy changes and, where it deems advisable, make recommendations to the Board of Directors.

The members of the Executive Committee are John D. Turner (Chairperson), Gregory S. Babe, Katherine E. Dietze, Alvaro Garcia-Tunon and John P. O’Leary, Jr.  The Executive Committee holds meetings at such times as are required.  The Executive Committee did not meet in fiscal 2012.

Nominating and Corporate Governance Committee

The principal functions of the Nominating and Corporate Governance Committee are to (1) identify individuals qualified to become members of the Board of Directors, (2) recommend to the Board of Directors the director nominees for the next annual meeting of shareholders, (3) monitor and recommend to the Board of Directors changes, as necessary, to the Company’s Corporate Governance Guidelines, (4) lead the Board of Directors in complying with its Corporate Governance Guidelines and (5) review and make recommendations to the Board of Directors concerning director compensation.  The Nominating and Corporate Governance Committee is also responsible for the annual evaluations of the performance of the Board of Directors and Committees of the Board, including individual directors.  This Committee is committed to ensuring that (i) the nominees for membership on the Board of Directors are of the highest possible caliber and are able to provide insightful, intelligent and effective guidance to the management of the Company and (ii) the governance of the Company is in full compliance with law, reflects generally accepted principles of good corporate governance, encourages flexible and dynamic management without undue burdens and effectively manages the risks of the business and operations of the Company.  From time to time, the Nominating and Corporate Governance Committee has retained the services of a third-party search firm to assist in the identification and evaluation of potential nominees for the Board of Directors.  The Nominating and Corporate Governance Committee operates pursuant to a Charter and the Company’s Corporate Governance Guidelines, which are available for viewing on the Company’s website at www.matw.com under the section entitled “Corporate Governance”.

All members of the Nominating and Corporate Governance Committee are independent in accordance with the listing standards of NASDAQ.  The Nominating and Corporate Governance Committee met three times during fiscal 2012.  The current members of the Nominating and Corporate Governance Committee are John P. O’Leary, Jr. (Chairperson), Gregory S. Babe and Jerry R. Whitaker.

Audit Committee

The principal functions of the Audit Committee are to provide oversight of (1) the integrity of the Company's financial statements, reports on internal controls and other financial information provided by the Company, (2) the Company's compliance with legal and regulatory requirements, (3) the qualifications and independence of the Company's independent registered public accounting firm and (4) the performance of the Company's internal audit function (including disclosure controls and procedures for internal controls over financial reporting) and independent registered public accounting firm. The Committee will serve as a vehicle to provide an open avenue of communication between the Company's Board of Directors and financial management, the internal audit department, and the independent registered public accounting firm. The Audit Committee is responsible for appointing the Company's independent registered public accounting firm.  The Audit Committee operates pursuant to a Charter, which is available for viewing on the Company’s website at www.matw.com under the section entitled “Corporate Governance”.

The Audit Committee members are Alvaro Garcia-Tunon (Chairperson), Katherine E. Dietze and Morgan K. O’Brien, all of whom the Board of Directors has determined in its business judgment are independent from the Company and its management as defined by the relevant provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  Mr. Garcia-Tunon has been designated as the Audit Committee financial expert.  During fiscal 2012, the Audit Committee met six times.

Finance Committee

The Finance Committee, established in fiscal 2012, provides oversight of the Company’s financial policies, strategies and capital structure.  The Committee’s principal responsibilities include review and monitoring of significant capital expenditures; mergers, acquisitions and divestitures; the Company’s capital structure, debt and equity offerings; the dividend policy and share repurchase program; risk management programs; and the Company’s investor relations program.  The Committee also provides oversight to the Pension Board on employee benefit plan matters and related plan investment management.  Members of the Finance Committee are Katherine E. Dietze (Chairperson), Morgan K. O’Brien and Jerry R. Whitaker.  The Finance Committee met three times in fiscal 2012.

Compensation Committee

The principal functions of the Compensation Committee, the members of which are Gregory S. Babe (Chairperson), Alvaro Garcia-Tunon and Morgan K. O’Brien, are to review periodically the suitability of the remuneration arrangements (including benefits) for the principal executives of the Company, and to prepare an annual report on executive compensation for inclusion in the Company’s Proxy Statement.  The Committee also reviews, at least annually, succession plans for the position of Chief Executive Officer and other senior executive positions of the Company.  The Compensation Committee operates pursuant to a Charter, which is available for viewing on the Company’s website at www.matw.com under the section entitled “Corporate Governance”. During fiscal 2012, the Compensation Committee met five times.

Meeting Attendance

Under the applicable rules of the SEC, the Company's Proxy Statement is required to name those directors who during the preceding year attended fewer than 75% of the total number of meetings held by the Board and by the Committees of which they are members. During fiscal 2012, all directors attended at least 75% of such meetings for which they were eligible.

The Company does not have a formal policy with regard to Board members attending the Annual Meeting of Shareholders, but it is customary for the Board members to do so, and in general all or most of the Board members have attended annual meetings in the recent past.  All but one of the Board members attended the 2012 Annual Meeting of Shareholders.

Compensation of Directors

Director compensation is administered and determined by the Nominating and Corporate Governance Committee.  In performing its duties, the Committee consults with various independent third-party advisors.  In fiscal 2012, the Committee consulted primarily with PayGovernance, an independent human resources consulting firm.

Under the Company’s 1994 Director Fee Plan, as amended, each eligible independent director received an annual retainer valued at $60,000 in 2012.  Such annual retainer may be paid either in cash or in shares of the Company’s Common Stock, as determined by the Nominating and Corporate Governance Committee.  If the Nominating and Corporate Governance Committee decides to pay the annual retainer in cash, a director may instead elect to receive the annual retainer in current shares of the Company’s Common Stock or Common Stock credited to a deferred stock account as phantom stock.  If the Nominating and Corporate Governance Committee chooses to pay such annual retainer in Common Stock, a director may defer the receipt of such Common Stock.

Each independent director also receives an annual stock-based grant (non-statutory stock options, stock appreciation rights and/or restricted shares).  The value of this grant was $80,000 in the form of restricted stock in 2012, and will be $100,000 in the form of restricted stock in 2013.  The precise annual stock-based awards to be granted and their valuation are determined by the Nominating and Corporate Governance Committee.  At December 31, 2012, there were 99,955 shares available for future grant under the 1994 Director Fee Plan.

The non-employee Chairman of the Board receives an additional annual retainer fee of $70,000 which, at the election of the Chairman, may be received in cash, current shares of the Company’s Common Stock or Common Stock credited to a deferred stock account as phantom stock.  Each Committee chairperson receives an additional retainer fee for a year of service as a Committee chairperson.  The chairperson retainer fee was $7,500 ($12,000 in the case of the Audit Committee chairperson) in 2012.  Meeting fees are not paid to Directors.

The Company does not provide any retirement benefits or perquisites to any of its non-employee directors.

The following table summarizes the director compensation earned by the non-employee directors of the Company for fiscal 2012.

Director Compensation Table

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compen-sation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen-sation	Total
J.D. Turner	$130,000	$80,000	-	-	-	-	$210,000
G.S. Babe	67,500	80,000	-	-	-	-	147,500
K.E. Dietze	67,500	80,000	-	-	-	-	147,500
A. Garcia-Tunon	72,000	80,000	-	-	-	-	152,000
M.K. O’Brien	60,000	80,000	-	-	-	-	140,000
J.P. O’Leary, Jr.	67,500	80,000	-	-	-	-	147,500
J.R. Whitaker	60,000	80,000	-	-	-	-	140,000

(1)	Mr. Babe elected to receive fees of $67,500 in shares of the Company’s Common Stock credited to a deferred stock account as phantom shares.
(2)
Amounts in this column reflect the grant date fair value of awards of restricted shares of the Company’s Common Stock granted during fiscal 2012 computed in accordance with Financial Accounting Standards Board ASC Topic 718; however, the estimate of forfeiture related to service-based vesting conditions is disregarded for purposes of this valuation.  There were no forfeitures of restricted shares by any of the directors during fiscal 2012.  On March 8, 2012, Messrs. Turner, Babe, Garcia-Tunon, O’Brien, O’Leary, Whitaker and Ms. Dietze were each awarded 2,589 restricted shares with a grant date fair value of $80,000.

Access to Directors

The shareholders of the Company may communicate in writing to the Board of Directors by sending such communication to the Board or a particular director in care of Steven F. Nicola, Corporate Secretary, at the Company.  At present, such communications will be directly forwarded to the Board or such particular director, as applicable.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominations for election to the Board of Directors may be made by the Nominating and Corporate Governance Committee or by the shareholders.  Alvaro Garcia-Tunon, John P. O’Leary, Jr. and Jerry R. Whitaker, whose terms of office are expiring, have been nominated by the Nominating and Corporate Governance Committee to serve for a three-year term that will end in 2016.  Nominations made by the shareholders must be made in writing in accordance with Section 6.1 of the Articles of Incorporation.  No such nominations have been received.

The Company’s process for filling director vacancies includes determination of the professional skills and background desired to serve the best interests and current needs of the Company and its shareholders, retention of a third-party search firm to assist in the identification and evaluation of director candidates, consideration of candidates nominated by shareholders (if any), evaluation of candidate’s credentials and experience by the Nominating and Corporate Governance Committee (including personal interviews with selected candidates), and a formal recommendation by the Nominating and Corporate Governance Committee to the Board of Directors regarding the candidate considered to be the most qualified to fill the director vacancy.

The Committee assesses a candidate’s background, skills, diversity, personal characteristics and business experience and applies the the following criteria and qualifications.  Candidates are to be of the highest ethical character, share the values of the Company, have reputations, both personal and professional, consistent with the image and reputation of the Company, be highly accomplished in their respective field, with superior credentials and recognition, and provide the relevant expertise and experience necessary to assist the Board and the Company to increase shareholder value.  The Board may prioritize the criteria depending on the current needs of the Board and the Company.  The Board does not have a formal diversity policy for selecting directors, but considers diversity of race, gender and national origin to be relevant factors that are weighed with other criteria in recommending and nominating directors for election to the Board of Directors of Matthews.

Under the Company’s Corporate Governance Guidelines, any director who experiences a change in principal occupation or primary business affiliation from that in which such director was engaged upon their last election to the Board, must offer to submit a letter of resignation from the Board.

The Board of Directors has no reason to believe that any of the nominees will become unavailable for election. If any nominee should become unavailable prior to the meeting, the accompanying proxy will be voted for the election in the nominee's place of such other person as the Board of Directors may recommend.

Only affirmative votes are counted in the election of directors.  The three nominees for election as directors at the Annual Meeting in the Class of 2016 who receive the highest number of votes cast for the election of directors by the holders of the Company’s Common Stock present in person or voting by proxy, a quorum being present, will be elected as directors.

The Board of Directors recommends that you vote FOR the election of the nominated directors.

The following information is furnished with respect to the persons nominated by the Board of Directors for election as directors and with respect to the continuing directors.

Nominees

Class of 2016

Alvaro Garcia-Tunon, age 60, was elected to the Board of Directors in October 2009.  Mr. Garcia-Tunon was named Executive Vice President and Chief Financial Officer for Wabtec Corporation, a provider of products and services for the global rail industry, in February 2012.  Prior to that, he was Executive Vice President, Chief Financial Officer and Secretary since December 2010.  Prior thereto he served as Senior Vice President, Chief Financial Officer and Secretary since 2003.  Mr. Garcia-Tunon was Senior Vice President, Finance of Wabtec from 1999 until 2003, and prior thereto was Vice President and Treasurer of Wabtec.  As the current Chief Financial Officer of a public company with global operations, Mr. Garcia-Tunon has leadership skills in international business, corporate governance and risk management.  He also provides the Board and the Audit Committee, of which he is a Chairman, the strong financial and accounting skills required to be considered a financial expert.  Mr. Garcia-Tunon also is a member of the Executive and Compensation Committees.

Mr. Garcia-Tunon currently serves on the Board of Directors of MSA, a global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. He also is a board member of the Pittsburgh Civic Light Orchestra and Senator John Heinz History Center, where he serves as its Treasurer.  Mr. Garcia-Tunon graduated from the College of William and Mary with a Juris Doctor degree and is a graduate of the University of Virginia with a Bachelor of Science degree in Commerce and Accounting.

John P. O'Leary, Jr., age 66, has been a director of the Company since 1992.  Mr. O'Leary retired as Senior Vice President, SCA North America, a packaging supplier, in June 2004, where he had served as Senior Vice President since May 2002.  Prior thereto, he was President and Chief Executive Officer of Tuscarora Incorporated (“Tuscarora”), a wholly-owned subsidiary of SCA Packaging International B.V. and a division of SCA North America.  Tuscarora is a producer and manufacturer of custom design protective packaging.  Preceding SCA's acquisition of Tuscarora, Mr. O'Leary served as Chairman of Tuscarora's Board of Directors.  Mr. O’Leary’s background as Chief Executive Officer of Tuscarora (formerly a publicly-traded company) and Senior Vice President of SCA North America provide valuable experience for the Board of Directors of Matthews.  He has also served on the Company’s Audit, Nominating and Corporate Governance and Executive Committees, providing a broad knowledge of the Company’s operating, financial and compliance objectives.  Mr. O’Leary is currently Chairman of the Nominating and Corporate Governance Committee and is a member of the Executive Committee. Mr. O'Leary holds a Masters in Business Administration from the University of Pennsylvania Wharton School of Business and received a Bachelor's Degree in Economics from Gettysburg College. He currently serves on the Board of Directors of Pregis, Inc., a protective packaging company, and Kenson Plastics, a small private custom plastic converter.  Mr. O’Leary has served on the Board of Directors of Pregis, Inc. from October 2005 to the present.

Jerry R. Whitaker, age 62, was elected to the Board of Directors of the Company in July 2011.  Mr. Whitaker was President of Electrical Sector-Americas, Eaton Corporation, a global manufacturer of highly engineered products, until his retirement in June 2011.  Prior thereto, he served in various management positions at Eaton Corporation since 1994.  Prior to joining Eaton Corporation, Mr. Whitaker spent 22 years with Westinghouse Electric Corp.  Mr. Whitaker’s experience and knowledge as an executive in global manufacturing industries and acquisition integration are valuable resources to the Company.  Mr. Whitaker is a member of the Nominating and Corporate Governance and Finance Committees.  Mr. Whitaker received a Bachelor of Science degree from Syracuse University and a Masters in Business Administration from George Washington University.  He currently serves as a director on the boards of Crescent Electric Company, an independent distributor of electrical hardware and supplies, Sealed Air Corporation, a global leader in food safety and security, as well as on the advisory board for Universal Electric Company, a manufacturer of customizable power distribution systems.  Mr. Whitaker also serves on the Board of Trustees for the Carnegie Museums of Pittsburgh as well as the boards of the Carnegie Science Center, the American Middle East Institute, Renewable Manufacturing Gateway and the Advisory Board of the L.C. Smith School of Engineering at Syracuse University.

Continuing Directors

Gregory S. Babe, age 55, was elected to the Board of Directors in November 2010.  Mr. Babe currently serves as Chief Executive Officer of Orbital Engineering, Inc., a privately held engineering services company.  Mr. Babe retired as President and Chief Executive Officer of Bayer Corporation and Bayer MaterialScience LLC in June 2012.  Mr. Babe was appointed President and Chief Executive Officer of Bayer Corporation and Senior Bayer Representative for the United States and Canada in October 2008.  Mr. Babe was responsible for the North American activities of the worldwide Bayer Group, an international health care, nutrition and high-tech materials group based in Leverkusen, Germany.  In addition, he held the position of President and Chief Executive Officer of Bayer MaterialScience LLC, a producer of polymers and high-performance plastics in North America, since July 2004.

Mr. Babe is considered well-qualified to serve on the Company’s Board of Directors based on his experience as a Chief Executive Officer of a multinational manufacturing company. He possesses a strong background in manufacturing and regulatory and government affairs. Mr. Babe is Chairman of the Compensation Committee and is a member of the Executive and Nominating and Corporate Governance Committees.  Mr. Babe serves on the Board of Directors and Executive Committees of the National Association of Manufacturers. He is also a member of the Foundation Board of West Virginia University.  Mr. Babe holds a Bachelor of Science degree in mechanical engineering from West Virginia University.

Joseph C. Bartolacci, age 52, was appointed Chief Executive Officer in 2006.  He had been President and Chief Operating Officer since 2005.  Mr. Bartolacci was elected to the Board of Directors in 2005.  Prior thereto, he held various positions within Matthews, including President, Casket Division; Executive Vice President of Matthews; President, Matthews Europe; President, Caggiati, S.p.A. (a wholly-owned subsidiary of Matthews International Corporation) and General Counsel of Matthews.  As the only Matthews employee on the Board of Directors, Mr. Bartolacci provides management’s perspective in Board decisions about the business and strategic direction of the Company.  He has first hand operating experience in many of the Company’s diverse global businesses, and brings a well-developed understanding of the industries in which the Company operates, and the opportunities within those industries to drive shareholder value.  Mr. Bartolacci received a Bachelor of Science degree in Accounting from Saint Vincent College and a Juris Doctor from the University of Pittsburgh.  Mr. Bartolacci serves on the Company’s Pension Board, the Board of the Jas. H. Matthews & Co. Educational and Charitable Trust, and on the boards of various subsidiaries of Matthews.  Mr. Bartolacci is a member of the Board of Directors of Saint Vincent College and serves as a member of the Citizen’s Bank Mid-Atlantic Regional Advisory Board.

Katherine E. Dietze, age 55, was elected to the Board of Directors of the Company in July 2008.  Ms. Dietze was Global Chief Operating Officer, Investment Banking Division of Credit Suisse First Boston, a financial services company, until her retirement in 2005.  She had also held the position of Managing Director, Investment Banking.  Prior to joining Credit Suisse First Boston, Ms. Dietze was a Managing Director for Salomon Brothers Inc, a financial services company.  Ms. Dietze brings a strong background in global investment and financial matters.  With her background in investment banking, Ms. Dietze provides a unique and valuable perspective on global financial markets, investments and financial transactions.  Ms. Dietze received a Bachelor of Arts degree from Brown University and graduated from Columbia University with a Masters in Business Administration in Finance and Marketing.  Ms. Dietze serves as Chairperson of the Finance Committee and is a member of the Executive and Audit Committees.  She is also a director and member of the Audit Committee of Cowen Group, Inc., a financial services firm.  She previously served as Chairperson of the Audit Committee and member of both the Governance and Compensation Committees for LaBranche, LLC, a financial services firm purchased by the Cowen Group in June 2011.  In January 2011, Ms. Dietze was elected to the Board of Trustees of Liberty Property Trust, a real estate investment trust.

Morgan K. O’Brien, age 52, was elected to the Board of Directors of the Company in July 2011.  Mr. O’Brien has served as the President and Chief Executive Officer of Peoples Natural Gas Company LLC, a utility serving the southwestern Pennsylvania market, since February 2010.  Prior thereto, Mr. O’Brien served as President and Chief Executive Officer of Duquesne Light Holdings, an electric utility company serving western Pennsylvania, since 2001.    He held various senior executive positions at Duquesne Light Holdings since 1991.  Prior to joining Duquesne Light Holdings, Mr. O’Brien served in various management positions at PNC Bank and at major accounting firms.

As a current Chief Executive Officer with more than 10 years experience in that role, Mr. O’Brien brings significant leadership skills to the Board of Directors.  With his experience in the areas of accounting and taxation, he also provides the Board and the Audit Committee, of which he is a member, with strong financial skills.  Mr. O’Brien is also a member of the Compensation and Finance Committees.  Mr. O’Brien received a Bachelor’s degree in Business Administration and a Masters degree in taxation from Robert Morris University.  Mr. O’Brien serves on the Board of Directors of Peoples Natural Gas Company LLC, HFF, Inc. and on the Board of Trustees of the University of Pittsburgh as Vice Chairman of the Board.  He also serves on the Boards of several civic and charitable organizations in western Pennsylvania.

John D. Turner, age 66, has been a director of the Company since 1999.  Mr. Turner retired as Chairman and Chief Executive Officer of Copperweld Corporation, a manufacturer of tubular and bimetallic wire products, in 2003, where he had served as Chief Executive Officer since 1988.  Mr. Turner’s experience, knowledge and expertise as an executive in the metal manufacturing industry are valuable resources to the Company.  During his tenure as a Director, Mr. Turner has also served on each of the Committees of the Board, providing him with the experience and perspective of the Board’s decision making process in all areas of the Company’s operations.  Mr. Turner also has experience as a director for several large public companies. Mr. Turner serves as Chairman of the Executive Committee.  Mr. Turner received a Bachelor's Degree in Biology from Colgate University.  He currently serves on the Board of Directors of Allegheny Technologies Incorporated.  During the past five years Mr. Turner served on the Board of Directors of Duquesne Light Holdings, Inc. from May 2002 to May 2007 and Allegheny Technologies Incorporated from February 2004 to the present.

The term for each nominee and director is listed below:

Nominees:	Term to expire at Annual Meeting of Shareholders in:

Alvaro Garcia-Tunon	2016
John P. O’Leary, Jr.	2016
Jerry R. Whitaker	2016

Continuing Directors:

Gregory S. Babe	2014
John D. Turner	2014

Joseph C. Bartolacci	2015
Katherine E. Dietze	2015
Morgan K. O’Brien	2015

PROPOSAL 2

APPROVAL OF ADOPTION OF
THE 2012 EQUITY INCENTIVE PLAN

Introduction

The Company’s 2012 Equity Incentive Plan (the “Plan”) was adopted by the Company’s Board of Directors on November 15, 2012.  The affirmative vote of a majority of the votes cast in person or by proxy at a meeting held on or prior to November 14, 2013 in which the holders of at least a majority of the outstanding shares of the Company’s Common Stock are present (in person or by proxy) and voting is required for approval of adoption of the Plan.  If the shareholders of the Company do not approve the Plan as proposed in this proxy statement, the Plan will not be used by the Company.  Upon approval of the Plan, there will be no further grants under the existing 2007 Stock Incentive Plan, as amended through September 26, 2008 (the “2007 Equity Incentive Plan”).

At December 31, 2012, the status of the Company’s equity-based compensation plans (2007 Equity Incentive Plan, 1992 Stock Incentive Plan and 1994 Director Fee Plan) was as follows:

	2007 Equity Incentive Plan	1992 Stock Incentive Plan	1994 Director Fee Plan	Total
Stock Options
Outstanding shares	-	809,558	11,800	821,358
Weighted-average exercise price	-	$37.58	$35.39	$37.55
Average term to expiration (years)	-	2.9	2.6	2.9

Full Value Awards (restricted shares only)
Outstanding unvested shares	666,168	-	29,288	695,456

Shares available for grant	335,492	-	99,955	435,447

The Plan is being adopted to replenish the existing share reserve to allow for future equity grants at the Compensation Committee’s discretion.  The need for and value of such long term equity grants within the Company’s overall compensation structure is discussed in the “Long Term Incentive Compensation” section in the Compensation Discussion and Analysis.  In addition, it is the appropriate time to have the shareholders of the Company re-approve the performance goals of the Plan, so that awards to employees who may be covered employees under Section 162(m) of the Internal Revenue Code can qualify under the performance-based exception to the limitations on compensation deductions under Section 162(m).  See “Performance Goals,” below.  The Plan also includes provisions that modernize the Company’s equity plan.

Description of Equity Incentive Plan

The full text of the Plan is set forth as Exhibit A to this Proxy Statement. The following description of the Plan is qualified in its entirety by reference to Exhibit A.

General.  The purposes of the Plan are to encourage eligible employees of the Company and its subsidiaries to increase their efforts to make the Company and each subsidiary more successful, to provide an additional inducement for such employees to remain with the Company or a subsidiary, to reward such employees by providing an opportunity to acquire shares of the Company’s Class A Common Stock, par value $1.00 per share, on favorable terms and to provide a means through which the Company may attract able persons to enter the employ of the Company or one of its subsidiaries.  The eligible employees are those employees of the Company or any subsidiary who share responsibility for the management, growth or protection of the business of the Company or any subsidiary, as determined by the Committee.  As of September 30, 2012 there were approximately 5,400 employees in the Company.

Under the Plan, which has a ten-year term through November 14, 2022, the maximum number of shares available for grants or awards is an aggregate of 2,500,000 shares.  The Plan also includes a fixed sub-limit for the granting of incentive stock options.  In general, without further shareholder approval, the maximum number of shares for which incentive stock options may be granted is 1,000,000 shares.

The Plan provides for (i) the grant of incentive stock options under Section 422 of the Internal Revenue Code, (ii) the grant of nonstatutory stock options, (iii) the grant of stock appreciation rights, either granted in conjunction with stock options (i.e., tandem stock appreciation rights) or not in conjunction with options (i.e., freestanding stock appreciation rights), (iv) restricted share awards, (v) restricted stock units, (vi) performance units and (vii) other stock based awards.  Although the Plan permits the grant of incentive stock options, the Company has not typically granted incentive stock options under its prior equity incentive plans.

The maximum number of shares as to which awards other than performance units or “other stock-based awards” may be made under the Plan to any one employee in any one calendar year is 250,000 shares.  The maximum value of the property, including cash, that may be paid or distributed to any participant pursuant to a grant of performance units in any one calendar year is $5,000,000, and the maximum value of Common Stock and other property, including cash, that may be paid or distributed to any participant with respect to “other stock based awards” in any one calendar year is also $5,000,000.

Share Counting.  For purposes of the limit on the number of shares available under the Plan and available for the sub-limit on incentive stock options (but not for the individual limit on shares that can be granted), each share of Common Stock which is subject to an award other than a stock option or a stock appreciation right is counted as two shares rather than one share, except that in case of performance units, shares of Common Stock are counted as two shares rather than one share for each actual share issued only at the time, if any, of the actual issuance of shares pursuant to the performance unit award.

Except in the case of performance unit awards (where shares of Common Stock are counted only upon actual issuance of the shares), to the extent that any award is forfeited, or any option and tandem stock appreciation right (if any) or any free-standing stock appreciation right terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of Common Stock subject to such awards will again be available for awards under the Plan.  However, shares of Common Stock subject to such awards will continue to be counted for purposes of the individual limits on shares that can be granted.

If the exercise price of any stock option and/or the tax withholding obligations relating to any awards are satisfied by delivering shares or withholding shares relating to such award, the gross number of shares subject to the award will nonetheless be deemed to have been granted for purposes of the Plan and any shares which are delivered back to the Company will not be added to the aggregate number of shares for which awards may be made under the Plan.  If shares of Common Stock are issued upon the exercise of a stock appreciation right, all shares subject to the stock appreciation right are counted regardless of the number of shares issued upon exercise.

Administration.  The Plan will be administered by a Committee appointed by the Board of Directors.  At present, this is the Compensation Committee.  None of the members of such Committee is eligible to participate in the Plan.

Subject to the provisions of the Plan, the Committee has full and final authority, in its discretion, to make awards under the Plan, and to determine the employees to whom each award is made and the number of shares covered thereby.  In determining the eligibility of any employee, as well as in determining the number of shares covered by each award, the Committee considers the position and responsibilities of the employee being considered, the nature and value to the Company or a subsidiary of his or her services, his or her present and/or potential contribution to the success of the Company or a subsidiary and such other factors as the Committee may deem relevant.

The Committee also has the power to interpret the Plan and to prescribe such rules, regulations and procedures in connection with the operations of the Plan as it deems necessary and advisable in its administration of the Plan.

Terms of Stock Options.  The option price for each stock option may not be less than 100% of the fair market value of the Company’s Common Stock on the date of grant of the stock option except that, in the case of an incentive stock option granted to an employee who owns actually or constructively pursuant to the rules contained in Section 424(d) of the Internal Revenue Code more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary (a “Ten Percent Employee”), the option price may not be less than 110% of such fair market value.  Fair market value of the Common Stock for all purposes under the Plan is the mean between the publicly reported highest and lowest sales prices per share of Class A Common Stock of the Company as quoted on the NASDAQ Exchange on the date as of which fair market value is determined.  As of December 31, 2012, the fair market value of the Common Stock of the Company as determined by the above-stated formula was $31.82 per share.

No stock option may be exercised after the expiration of ten years from the date of grant (five years in the case of an incentive stock option granted to a Ten Percent Employee).  Unless the Committee, in its discretion, otherwise determines, an exercisable stock option may be exercised in whole or in part.  Otherwise stock options may be exercised at such times, in such amounts and subject to such restrictions as are determined in its discretion by the Committee.

The option price for each stock option is payable in full in cash at the time of exercise; however, in lieu of cash the person exercising the stock option may, if authorized by the Committee at the time of grant in the case of an incentive stock option or at any time in the case of a nonstatutory stock option, pay the option price in whole or in part by delivering to the Company shares of Common Stock having a fair market value on the date of exercise of the stock option equal to the option price for the shares being purchased, except that any portion of the option price representing a fraction of a share must be paid in cash.

If the person exercising a stock option participates in a broker or other agent-sponsored exercise or financing program, the Company may cooperate with all reasonable procedures of the broker or other agent to permit participation by the person exercising the stock option in the exercise or financing program, but the exercise of the stock option shall not be deemed to occur and no shares of the Common Stock will be issued until the Company has received full payment in cash for the option price from the broker or other agent.

The aggregate fair market value (determined as of the time the incentive stock options are granted) of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant in the Plan during any calendar year may not exceed $100,000.  If the date on which any incentive stock options may first be exercised would be accelerated pursuant to any provision of the Plan or any stock option agreement, or amendment thereto, and the acceleration of such exercise date would result in a violation of this $100,000 restriction, then, notwithstanding any such provision, but subject to the authorization provided for in the following sentence, the exercise dates of such incentive stock options will be accelerated only to the date or dates, if any, that do not result in a violation of the $100,000 restriction, and in such event the exercise dates of the incentive stock options with the lowest option prices would be accelerated to the earliest such dates.  The Committee may, in its discretion, authorize the acceleration of the exercise date of one or more incentive stock options even if such acceleration would violate the $100,000 restriction and one or more incentive stock options would thereby be converted in whole or in part to nonstatutory stock options.

Stock Appreciation Rights.  A stock appreciation right (SAR) entitles the holder to receive, on exercise, the excess of the fair market value of the Common Stock on the exercise date over the SAR grant price.  The Committee may grant SAR awards as stand-alone awards or in tandem with a related option award under the Plan.  The SAR grant price is set by the Committee and may not be less than the fair market value of the Common Stock on the date of the grant.  Payment upon exercise will be in cash, shares of Common Stock, or both.  Unless otherwise determined by the Committee, any related option will no longer be exercisable to the extent a tandem SAR has been exercised, and the exercise of an option will cancel the related tandem SAR.

Repricing Prohibited.  The Plan prohibits repricing of options or SARs without further shareholder approval.  Repricing means the grant of a new option or SAR in return for the cancellation, exchange or forfeiture of an award that has a higher grant price than the new award, the amendment of an outstanding award to reduce the grant price, the cancellation or repurchase of an option or SAR at a time when grant price is greater than the fair market value of the Common Stock or any action that would be treated, for accounting purposes, as a repricing.  The grant of a substitute award under the anti-dilution and anti-enlargement provisions explained under “Miscellaneous,” below, is not a repricing.

Other Terms of Options and SARS.  Unless the Committee determines otherwise, the following provisions of this paragraph will apply in the event of any termination of employment, except that the third preceding paragraph will apply in any event if the exercise date of any incentive stock option is accelerated.  If the employment of a participant who is not a Disabled Participant (as defined in the Plan) is voluntarily terminated with the consent of the Company or a subsidiary or a participant retires under any retirement plan of the Company or a subsidiary (i) any then outstanding incentive stock option held by the participant is exercisable (but only to the extent the stock option was exercisable immediately prior to the termination of employment) at any time prior to the expiration of the stock option or within three months after the date of termination of employment, whichever is the shorter period, and (ii) any nonstatutory stock option or SAR held by the participant is exercisable (but only to the extent the stock option or SAR was exercisable immediately prior to the termination of employment of the participant) at any time prior to the expiration of the stock option or SAR or within one year after the date of termination of employment, whichever is the shorter period.  If the employment of any participant is voluntarily terminated with such consent and such termination occurs because the participant is a Disabled Participant, any then outstanding stock option or SAR held by the participant is exercisable in full (whether or not so exercisable immediately prior to the termination of employment) at any time prior to the expiration of the stock option or SAR or within one year after the date of termination of employment, whichever is the shorter period.  In the event of the death of a participant during employment, any then outstanding stock option or SAR is exercisable in full (whether or not so exercisable immediately prior to the death of the participant) by the person or persons entitled to do so under the Will of the participant or, if the participant shall fail to make testamentary disposition of the stock option or SAR or shall die intestate, by the legal representative of the participant, in either case at any time prior to the expiration of the stock option or SAR or within one year after the date of death, whichever is the shorter period.  In the event of the death of a participant after termination of employment during a period when a stock option or SAR is exercisable, any outstanding stock option or SAR held by the participant at the time of death is exercisable by the person or persons entitled to do so under the Will of the participant or by the legal representative of the participant (but only to the extent the stock option or SAR was exercisable immediately prior to the death of the participant) at any time prior to the expiration of the stock option or SAR within one year after the date of death, whichever is the shorter period.

If the employment of any participant terminates for any other reason, unless the exercise period of a stock option or SAR following termination of employment has been extended upon the occurrence of one or more of the events described under “Additional Rights in Certain Events” below, the rights of the participant under any then outstanding stock option or SAR terminate at the time of such termination of employment.

Unless the Committee, in its discretion, otherwise determines, no stock option or SAR granted under the Plan is transferable other than by Will or by the laws of descent and distribution, and a stock option or SAR may be exercised during a participant’s lifetime only by the participant.  If the Committee determines that an award is transferable, it may do so only to the extent that such transfer is made without the payment of value or consideration to the participant.

Each grant of a stock option or SAR must be confirmed by an agreement between the Company and the participant which sets forth the terms of the stock option or SAR.

Performance Goals.  The Committee may establish performance goals (“Performance Goals”) in connection with the grant of restricted stock, restricted stock units, performance units or “other stock-based awards.”  In the case of awards to participants who may be covered employees under Section 162(m) of the Internal Revenue Code where the Committee wishes to qualify the award for the performance-based exception to the limitations on compensation deductions under Section 162(m) of the Internal Revenue Code, the Committee may designate the award as a “Qualified Performance-Based Award” and must certify in writing when the Performance Goals have been achieved.  In such cases, the Performance Goals will be based on one or more of the following:

(i)
The following criteria for the Company on a consolidated basis, one or more of its direct or indirect subsidiaries, and/or one or more divisions of the foregoing, either in absolute terms or relative to the performance of (x) the Company, its subsidiaries or divisions (for a different period), (y) one or more other companies or (z) an index covering multiple companies:

1.	Net Income
2.	Net Income Growth
3.	Economic Value Added (earnings less a capital charge)
4.	EBITDA (earnings before interest, taxes, depreciation and amortization) or adjusted EBITDA
5.	Sales
6.	Revenue Growth
7.	Costs
8.	Expenses
9.	Gross Margin
10.	Operating Margin
11.	Pre-tax Profit or Income
12.	Market Share
13.	Return on Net Assets
14.	Return on Assets
15.	Return on Capital
16.	Return on Invested Capital
17.	Cash Flow
18.	Free Cash Flow
19.	Operating Cash Flow
20.	Operating Income
21.	EBIT (earnings before interest and taxes)
22.	Debt to Earnings (including EBITDA and EBIT)
23.	Working Capital

24.	Working Capital as a percent of sales
25.	Performance versus budgeted amounts
26.	Innovation as measured by a percentage of sales from new products
27.	Environmental Emissions Improvement
28.	Workforce Diversity
29.	Safety Performance

(ii)           The following criteria for the Company, either in absolute terms or relative to the performance of the Company (for a different period), one or more other companies or an index covering multiple companies:

1.          Stock Price
2.          Return on Shareholders’ Equity
3.          Earnings per Share (basic, diluted, GAAP or non-GAAP)
4.          Cash Flow per Share
5.          Total Shareholder Return (stock price appreciation plus dividends)

Restricted Stock.  Restricted stock awards are actual shares of Common Stock issued to a participant subject to such restrictions (including restrictions on the right of the participant to sell, assign, transfer, pledge or otherwise encumber the shares awarded while such shares are subject to restrictions) as the Committee may impose thereon.  Except as otherwise determined by the Committee, the participant shall have, with respect to the shares of the restricted stock, all the rights of a shareholder of the Company, including the right to vote the shares and receive cash dividends.  Prior to or at the time of grant, the Committee shall condition the award on the continued employment by the participant, Performance Goals as set by the Committee, or both.  Except in the case of a Qualified Performance-Based Award, the Committee may modify or waive any restrictions it imposes.

In lieu of the payment of cash dividends to the participant, the Committee, in its discretion, may determine that cash dividends on the shares of restricted stock will be (i) automatically deferred and reinvested in additional restricted stock, or (ii) held by the Company in cash (without any payment of interest thereon), and subject to the same vesting and forfeiture restrictions of the restricted stock with respect to which the dividends are payable.

Following a restricted stock award and prior to the lapse of the applicable restrictions, to the extent that share certificates representing the restricted shares are issued, such certificates will either bear a legend referencing the restrictions or will be held by the Company in escrow.  Upon the lapse of the applicable restrictions (and not before such time), any share certificates representing the restricted shares and unpaid dividends, if any, will be delivered to the participant, or any shares evidenced by book-entry will be marked unrestricted.  If the restrictions applicable to the restricted stock award are not satisfied within the applicable period, the shares subject to the award will be forfeited, any certificates returned to the Company and any book entries changed to evidence transfer of the shares to the Company.

Restricted Stock Unit Awards.  Restricted stock units are awards denominated in shares of Common Stock that will be settled, subject to the terms and conditions of the restricted stock units and at the sole discretion of the Committee, in an amount of cash, shares of Common Stock, or both, based upon the fair market value of a specified number of shares of Common Stock.  The vesting of such units will be conditioned upon the continued service of the participant, the attainment of Performance Goals as set by the Committee, or both.  Except in the case of a Qualified Performance-Based Award, the Committee may modify or waive any of the conditions applicable to restricted stock units.  Restricted stock units generally may not be transferred by a participant.  Participants granted restricted stock units will not be entitled to any dividends payable on the Common Stock unless the agreement relating to the award provides otherwise and shall not have any voting rights with respect to such units.

Performance Units.  Performance units may be granted by the Committee either alone or in addition to other awards under the Plan and subject to the satisfaction of Performance Goals specified by the Committee.  The Committee may select periods during which the Performance Goals chosen by the Committee are measured for the purpose of determining the extent to which a performance unit has been earned.  The Committee decides whether the Performance Goals have been achieved, what amount of the award will be paid and the form of payment, which may be cash, shares of Common Stock or other property or any combination.  Performance units will not have any voting rights and holders of performance units will not be shareholders of the Company unless and until shares of Common Stock are issued.  Performance units generally may not be transferred by a participant.

Other Awards.  The Committee may award Common Stock and other awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including but not limited to, unrestricted stock or dividend equivalents.  Any such award shall be subject to such terms and conditions as established by the Committee.

Certain Restrictions on Certain Awards.  Except as otherwise provided in the Plan, and subject to certain exceptions set forth in the Plan, awards of restricted stock, restricted stock units, performance units, or other stock-based Awards are generally subject to vesting during a restriction period of at least three years following the date of grant.  However, a restriction period of only at least one year following the date of grant may be used if vesting is conditional, in whole or in part, upon the achievement of performance goals.  Awards with restriction periods of at least three years may vest in part on a pro rata basis prior to the expiration of such restriction period.  The Committee may grant or accelerate awards without regard to the foregoing requirements for up to, collectively for all such awards, ten percent (10%) of the shares available for award under the Plan.

Additional Rights in Certain Events.  The Plan provides for acceleration of the exercisability and extension of the expiration date of stock options and SARs, for the lapse of the restrictions on restricted share awards, and for the vesting of restricted stock units and performance units upon the occurrence of one or more events described in Section 11 of the Plan (“Section 11 Events”).  Such an event is deemed to have occurred when (i) the Company acquires actual knowledge that any person (other than the Company, a subsidiary or any employee benefit plan sponsored by the Company) has acquired beneficial ownership, directly or indirectly, of securities representing 20% or more of the voting power of the Company, (ii) at any time less than 60% of the members of the Board of Directors (excluding vacant seats) are persons who were either directors on November 15, 2012 or individuals whose election or nomination for election was approved by a vote of at least two-thirds of the directors then still in office who were directors on November 15, 2012 or who were so approved (other than individuals whose initial assumption of office is in connection with an election or proxy contest), (iii) the consummation of a merger, consolidation, share exchange, division or sale or other disposition of assets of the Company as a result of which the shareholders of the Company immediately prior to such transaction do not hold, directly or indirectly, immediately following such transaction, a majority of the voting power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the transaction, holds more than 30% of the consolidated assets of the Company immediately prior to the transaction or (iv) the commencement of any liquidation or dissolution of the Company (other than pursuant to any transfer of 70% or more of the consolidated assets of the Company to an entity or entities controlled by the Company and/or its shareholders following such liquidation or dissolution).

Unless the agreement or an amendment thereto otherwise provides, but subject to the $100,000 restriction described above for incentive stock options and exceptions for certain participants described in Section 11 of the Plan, notwithstanding any other provision contained in the Plan, upon the occurrence of any Section 11 Event (i) all outstanding stock options and SARs become immediately and fully exercisable whether or not otherwise exercisable by their terms, (ii) all stock options and SARs held by a participant whose employment with the Company or a subsidiary terminates within one year of any Section 11 Event for any reason other than voluntary termination with the consent of the Company or a subsidiary, retirement under any retirement plan of the Company or a subsidiary or death are exercisable for a period of three months from the date of such termination of employment, but in no event after the expiration date of the stock option or SARs, (iii) all restrictions applicable to restricted stock awards under the Plan which have not previously lapsed will lapse regardless of the scheduled lapse of such restrictions and (iv) all restricted stock units and performance units are considered to be earned and payable in full, any vesting conditions are considered to have been satisfied, and such restricted stock units and performance units will be settled in cash as promptly as is practicable after the Section 11 Event.  None of the provisions (i) to (iv) above in this paragraph will apply to a participant whose securities are included in those determining the beneficial ownership of a person referred to in subsection (i) of the Section 11 Events above.

Miscellaneous.  The Board of Directors may alter or amend the Plan at any time except that, without approval of the shareholders of the Company, no alteration or amendment may (i) increase the maximum aggregate number of shares of Common Stock for which awards may be made under the Plan, (ii) increase the maximum aggregate number of shares as to which incentive stock options may be granted pursuant to the sub-limit under the Plan, (iii) make any changes in the class of employees eligible to be granted awards under the Plan, (iv) change the maximum number of shares as to which awards may be made to any participant under the Plan, (v) change the maximum amount that may be paid or distributed to any participant in any one calendar year under the Plan pursuant to a grant of performance units or other stock-based awards, (vi) change the restrictions regarding repricing explained above, (vii) change the option price or base price of any SAR permitted under the Plan, (viii) be made if shareholder approval of the amendment is at the time required for awards under the Plan to qualify for the exemption from Section 16(b) of the 1934 Act provided by Rule 16b-3 or by the rules of the NASDAQ Exchange or any other stock exchange on which the Common Stock may then be listed or (ix) be made to the extent such approval is needed for Qualified Performance-Based Awards to qualify for an exemption under Section 162(m) of the Internal Revenue Code.  In addition, no alteration or amendment of the Plan may, without the written consent of the holder of any award theretofore granted under the Plan, adversely affect the rights of such holder with respect thereto.

The Board of Directors may also terminate the Plan at any time, but termination of the Plan would not terminate any outstanding awards granted under the Plan or cause a revocation or forfeiture of any restricted stock award under the Plan.

The Plan contains anti-dilution and anti-enlargement provisions providing for adjustment or substitution in the shares available for awards under the Plan, in the various maximum limitations on awards under the Plan, in the number of shares covered by outstanding awards under the Plan and in the exercise price of outstanding awards in certain events, including mergers, consolidations, acquisitions of shares, stock rights offering, liquidation, separation, spinoff, disaffiliation of a subsidiary, extraordinary dividend, stock dividend, stock split, revenue stock split, reorganization, share combination or recapitalization.

Awards to a participant may, in the Committee’s sole discretion at any time between the date of grant and the third anniversary of any exercise, payment or vesting of such awards, be cancelled, suspended or required to be repaid to the Company if the participant (i) competes with the Company or its subsidiaries, (ii) induces or attempts to induce any customer, supplier, licensee or certain others to cease doing business with the Company or its subsidiaries, or interferes with the Company’s or any of its subsidiaries’ relationships with such customer, supplier, licensee or other person, (iii) solicits employees to leave the employment of the Company or its subsidiaries or interferes with their employment relationship, or (iv) defames or disparages the Company, its subsidiaries or certain related persons.  Unless the agreement related to an award or an amendment otherwise provides, these provisions do not apply following the occurrence of one or more of the events described under “Additional Rights in Certain Events” above.

All awards under the Plan constitute a special incentive payment to the participant and are not taken into account in computing the amount of salary or compensation of the participant for the purpose of determining benefits under any other benefit plan or under any agreement between the Company and the participant, unless such plan or agreement specifically provides otherwise.

The Plan has indemnification provisions providing indemnity for actions taken under the Plan by members of the Company’s Board and the Company’s officers.

The Plan contains provisions intended to comply with both Section 409A of the Internal Revenue Code (related to deferred compensation) and, as discussed above under Performance Goals, Section 162(m) of the Internal Revenue Code (related to performance-based awards).  The Committee may establish procedures allowing payment of an award to be deferred, provided any deferral is consistent with Section 409A of the Internal Revenue Code.  In such cases of deferral, the participant may be entitled to receive interest or dividends, or dividend equivalents, with respect to shares covered by the award, but in no event will any of the same be paid on any unearned performance units or performance share units until such units vest.

Possible Anti-takeover Effect

The provisions of the Plan providing for the acceleration of the exercise date of outstanding stock options and SARs upon the occurrence of a Section 11 Event, the extension of the period during which outstanding stock options and SARs may be exercised upon termination of employment following a Section 11 Event, the lapse of restrictions applicable to restricted stock and other awards, and accelerated vesting of restricted stock units and performance units upon the occurrence of a Section 11 Event may be considered as having an anti-takeover effect.

Awards to Named Officers and Other Employees

The Plan is new and no awards have been made under it.  The Committee has not yet established guidelines or standards on the types of awards it may grant under the Plan to the named officers or other participants or the number of shares that the awards will cover.

Share Repurchases May Prevent Dilution

For a number of years, the Company has had and the Company currently has in place an active share repurchase program.  The Company has no specific policy or practice with respect to the repurchase of shares under such program in order to offset grants of shares under its equity plans.  However, the effect of any such share repurchase program will be to prevent or minimize the dilutive effect of stock-based compensation plans.

Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of awards under the Plan.  It is intended for the information of shareholders considering how to vote at the meeting and not as tax guidance to participants in the Plan.  This summary is not intended to be exhaustive, is based on U.S. federal income tax law currently in effect, does not constitute tax advice and, among other things, does not address possible state, local or foreign tax consequences under present law nor does it describe consequences based on particular circumstances.

Incentive Stock Options.  A participant does not recognize any taxable income upon receipt of an incentive stock option or generally, at the time of exercise of an incentive stock option, whether cash or shares are used to pay the exercise price.  The exercise of an incentive stock option, however, generally does result in an increase in a participant’s taxable income for alternative minimum tax purposes.

If a participant exercises an incentive stock option and does not dispose of the shares received in a subsequent “disqualifying disposition” (generally, a sale, gift or other transfer within two years after the date of grant of the incentive stock option or within one year after the shares are transferred to a participant), upon disposition of the shares any amount realized in excess of the participant’s tax basis in the shares disposed of is treated as a long-term capital gain, and any loss is treated as a long-term capital loss.  In the event of a “disqualifying disposition”, the difference between the fair market value of the shares received on the date of exercise and the option price (limited, in the case of a taxable sale or exchange, to the excess of the amount realized upon disposition over the participant’s tax basis in the shares) is treated as compensation income received by the participant in the year of disposition.  Any additional gain is taxable as a capital gain and any loss as a capital loss, which is long-term or short-term depending on whether the shares were held for more than one year.  Special rules apply in determining the compensation income recognized upon a disqualifying disposition if the option price of the incentive stock option is paid with shares of Common Stock.  If shares of Common Stock received upon the prior exercise of an incentive stock option are transferred to the Company in payment of the option price of an incentive stock option within either of the periods referred to above, the transfer is considered a “disqualifying disposition” of the shares transferred, but only compensation income determined as stated above, and no capital gain or loss, is recognized.

Neither the Company nor any of its subsidiaries is entitled to a deduction with respect to shares received by a participant upon exercise of an incentive stock option and not disposed of in a “disqualifying disposition.”  If an amount is treated as compensation received by a participant because of a “disqualifying disposition,” the Company or one of its subsidiaries generally is entitled to a deduction in the same amount for compensation paid, subject to the “Limits on Deductions/Other Tax Matters” below.

Nonstatutory Stock Options.  A participant generally does not recognize any taxable income upon receipt of a nonstatutory stock option.  Upon the exercise of a nonstatutory stock option the amount by which the fair market value of the shares received, determined as of the date of exercise, exceeds the option price is treated as compensation income received by the participant in the year of exercise.  If the option price of a nonstatutory stock option is paid in whole or in part in shares, no income, gain or loss is recognized by a participant on the receipt of shares equal in value on the date of exercise to shares delivered in payment of the option price.  The fair market value of the remainder of the shares received upon exercise of the nonstatutory stock option, determined as of the date of exercise, less the amount of cash, if any, paid upon exercise is treated as compensation income received by the participant on the date of exercise of the stock option.

The Company or one of its subsidiaries generally is entitled to a deduction for compensation paid in the same amount that is treated as compensation received by the participant upon exercise of a nonstatutory stock option, subject to the “Limits on Deductions/Other Tax Matters” below.

Stock Appreciation Rights.  A participant generally does not recognize any taxable income upon receipt of a SAR (whether as a stand-alone award or in tandem with a related option award).  Upon the exercise of a SAR the amount by which the fair market value of the Common Stock subject to the SAR on the exercise date exceeds the SAR grant price is treated as compensation income received by the participant in the year of exercise, whether received in cash, shares of Common Stock or both.  The Company or one of its subsidiaries generally is entitled to a deduction for compensation paid in the same amount that is treated as compensation received by the participant upon exercise of the SAR, subject to the “Limits on Deductions/Other Tax Matters” below.

Restricted Stock.  A participant does not recognize any taxable income upon the grant of the award, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture).  However, the participant may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions.  If the participant does not make a Section 83(b) election, the fair market value of the shares on the date the restrictions lapse is treated as compensation income to the participant and is taxable in the year the restrictions lapse.  If the participant does not make a Section 83(b) election, dividends paid to the participant on the shares prior to the date the restrictions lapse will be treated as compensation income.  The Company or one of its subsidiaries generally is entitled to a deduction for compensation paid in the same amount that is treated as compensation income to the participant, subject to the “Limits on Deductions/Other Tax Matters” below.

Restricted Stock Units.  A participant generally does not recognize any taxable income upon receipt of restricted stock units.  Any cash and the fair market value of any shares of Common Stock received by a participant upon the vesting of restricted stock units are treated as compensation income received by the participant in the year of receipt.  The Company or one of its subsidiaries generally is entitled to a deduction for compensation paid in the same amount that is treated as compensation income received by the participant upon vesting of the restricted stock units, subject to the “Limits on Deductions/Other Tax Matters” below.

Performance Units.  A participant generally does not recognize any taxable income upon receipt of performance units.  Any cash and the fair market value of any shares of Common Stock and other property received by a participant when performance units are earned are treated as compensation income received by the participant in the year of receipt.  The Company or one of its subsidiaries generally is entitled to a deduction for compensation paid in the same amount that is treated as compensation income received by the participant upon the earning of performance units, subject to the “Limits on Deductions/Other Tax Matters” below.

Other Awards.  The tax consequences to the participant and the Company of awards of Common Stock and other awards that are valued by reference to or otherwise based upon Common Stock will be dependent upon the nature and structure of the award.

Deferred Compensation.  While the Committee may establish procedures allowing payment of an award to be deferred, any deferral under the Plan is intended to comply with Section 409A of the Internal Revenue Code so as to avoid additional taxes under Section 409A of the Internal Revenue Code being imposed on the participant.

Limits on Deductions/Other Tax Matters.  Certain events described above under “Additional Rights in Certain Events” may result in (i) a 20% Federal excise tax (in addition to Federal income tax) to a participant on certain compensation resulting from awards previously received under the Plan and (ii) the loss of a compensation deduction which would otherwise be allowable to the Company or one of its subsidiaries as explained above.

The Company or one of its subsidiaries generally is entitled to a deduction for compensation paid provided the compensation is reasonable.  However, Section 162(m) of the Internal Revenue Code disallows a compensation deduction for compensation paid to the principal executive officer and any of the other three highest compensated officers (other than the principal financial officer) of the Company in excess of $1 million each in any taxable year of the Company, except that compensation that is performance-based may be excluded from this deduction limitation.  (The $1 million deduction limit is reduced by the amount of any compensation deduction disallowed under the immediately preceding paragraph.)  The Plan has been structured so that compensation arising from the exercise of nonstatutory stock options, SARs or the disqualifying disposition of shares acquired upon exercise of incentive stock options should be performance-based within the meaning of Section 162(m) of the Internal Revenue Code.  As indicated above, the Plan also permits the Committee to designate awards other than options and SARs as Qualified Performance-Based Awards with the objective of qualifying such awards as performance-based within the meaning of Section 162(m) of the Internal Revenue Code.  Nevertheless, it is possible that awards may be made which may be subject to the limits of Section 162(m) of the Internal Revenue Code.

In addition to the Plan, the Company also has a Director Fee Plan.  The Director Fee Plan is more fully described in the “Compensation of Directors” section of this Proxy Statement.

Equity Plan Information

The following table provides information about grants under the Company's equity compensation plans as of September 30, 2012:

Equity Compensation Plan Information
Number of securities
remaining available
for future issuance
	Number of securities	Weighted-average	under equity
	to be issued upon	exercise price	compensation plans
	exercise of	of outstanding	(excluding
	outstanding options,	options, warrants	securities reflected
Plan category	warrants and rights	and rights	in column (a))
	(a)	(b)	(c)
Equity compensation plans
approved by security holders:
1992 Stock Incentive Plan	840,282	$37.15	- (1)
2007 Equity Incentive Plan	-	-	790,652 (2)
Employee Stock Purchase Plan	-	-	1,628,508 (3)
Director Fee Plan	26,867	35.39	99,955 (4)
Equity compensation plans not approved by security holders	None	None	None
Total	867,149	$37.13	2,519,115

(1)	As a result of the shareholder approval of the 2007 Equity Incentive Plan, no further grants or awards will be made under the 1992 Incentive Stock Plan.
(2)
The 2007 Equity Incentive Plan was approved in February 2008.  The Plan provides for the grant or award of stock options, restricted shares, stock-based performance units and certain other types of stock based awards, with a maximum of 2,200,000 shares available for grants or awards. Upon shareholder approval of the 2012 Equity Incentive Plan, no further grants or awards will be made under the 2007 Equity Incentive Plan.

(3)
Shares under the Employee Stock Purchase Plan (the “ESPP”) are purchased in the open market by employees at the fair market value of the Company’s stock.  The Company provides a matching contribution of 10% of such purchases subject to certain limitations under the ESPP.  As the ESPP is an open market purchase plan, it does not have a dilutive effect.

(4)	Shares of restricted stock may be issued under the Director Fee Plan. The maximum number of shares authorized to be issued under the Director Fee Plan is 300,000 shares.

Vote Required for Approval of Proposal 2

The vote required for approval of Proposal 2 is the affirmative vote of a majority of the votes cast by all the shareholders entitled to vote thereon.  The Board of Directors recommends that you vote FOR approval of Proposal 2.  The proxy holders will vote your proxy FOR this item unless you give instructions to the contrary on the proxy.

PROPOSAL 3

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company's Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the records of the Company for the year ending September 30, 2013.

The Audit Committee has determined that it would be desirable to request an expression of opinion from the shareholders on the appointment.  Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of all the votes cast by shareholders of Common Stock entitled to vote at the meeting.  If the shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of an alternative independent registered public accounting firm will be considered by the Audit Committee.

It is not expected that any representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders.

The Board of Directors recommends that you vote FOR Proposal 3.

PROPOSAL 4

ADVISORY (NON-BINDING) VOTE ON THE EXECUTIVE COMPENSATION
 OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As described in the Compensation Discussion and Analysis and summarized in the “Executive Summary” thereto, the Compensation Committee of the Board has developed an executive compensation program designed to pay for performance and to align the long-term interests of our named executive officers with the long-term interests of our shareholders.  The Company is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse our pay program for named executive officers by voting for or against the following resolution.  This resolution is required pursuant to Section 14A of the Securities Exchange Act.  Because the vote is advisory, it will not be binding on the Board.  However, the Board and the Compensation Committee will review the voting results and take into account the outcome when considering future executive compensation arrangements.  The Board and management are committed to our stockholders and understand that it is useful and appropriate to obtain the views of our stockholders when considering the design and initiation of executive compensation programs.

RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “Executive Compensation and Retirement Benefits.”

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “Executive Compensation and Retirement Benefits” of this proxy statement.  Proxies will be voted FOR approval of the proposal unless otherwise specified.

The Board of Directors recommends that you vote FOR Proposal 4.

STOCK OWNERSHIP

The Company's Articles of Incorporation divide its voting stock into three classes:  Preferred Stock, and Class A and Class B Common Stock.  At the present time, none of the Preferred Stock or Class B Common Stock is issued or outstanding.  The following information is furnished with respect to persons who the Company believes, based on its records, beneficially own more than five percent of the outstanding shares of Common Stock of the Company, and with respect to directors, officers and executive management.  Those individuals with more than five percent of such shares could be deemed to be "control persons" of the Company.

This information presented is as of November 30, 2012, except as otherwise noted.
Name of Beneficial Owner (1)	Number of Class A Shares Beneficially Owned (2)			Percent of Class	Deferred Stock Compen-sation Shares (8)
Directors, Officers and Executive Management:

J.C. Bartolacci	420,339	(3	) (4)	1.5	-
G.S. Babe	4,822	(5)		*	3,860
K.E. Dietze	10,397	(5)		*	-
B.J. Dunn	99,569	(3	) (4)	0.4	-
S.D. Gackenbach	23,305	(4)		0.1
A. Garcia-Tunon	9,367	(5)		*	-
S.F. Nicola	212,021	(3	) (4)	0.8	-
M.K. O’Brien	2,589	(5)		*	-
J.P. O’Leary, Jr.	41,606	(3	) (5) (6)	0.2	6,900
J.D. Turner	20,397	(3	) (5)	0.1	4,307
B.D. Walters	44,348	(3	) (4)	0.2	-
J.R. Whitaker	3,439	(5)		*	-
All directors, officers and executive management as a group (17 persons)	1,082,225	(3	) (7)	3.9	15,067

Others:
Artisan Partners LP 875 E. Wisconsin Avenue #800 Milwaukee, WI 53202-5408	2,148,029	**		7.8
BlackRock Fund Advisors 525 Washington Boulevard Suite 1405 Jersey, NJ 07310	1,920,385	**		7.0
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355-2331	1,717,954	**		6.3
Franklin Advisory Services LLC One Parker Plaza, 9th Floor 400 Kelby Street Fort Lee, NJ 07024	1,583,700	**		5.8
Wellington Management Co. LLP 280 Congress Street, 31st Floor Boston, MA 02210	1,566,528	**		5.7

* Less than 0.1%
** Information as of September 30, 2012

(1)	Unless otherwise noted, the mailing address of each beneficial owner is the same as that of the Registrant.
(2) To the best of the Company’s knowledge, the nature of the beneficial ownership for all shares is sole voting and investment power, except as follows:
•
Artisan Partners is an investment advisor registered under section 203 of the Investment Advisors Act of 1940.  Shares of Matthews International Corporation that Artisan Partners holds have been acquired on behalf of discretionary clients of Artisan Partners, including Artisan Funds.  Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares.  As of September 30, 2012, of the shares set forth above, Artisan Partners had shared voting authority with respect to 2,037,600 shares.

•	The Vanguard Group, Inc. reported that it does not have sole voting power or sole investing power with respect to all of the shares set forth above.
(3)
Includes options exercisable within 60 days of November 30, 2012 as follows:  Mr. Bartolacci, 104,168 shares; Mr. Dunn, 29,001 shares; Mr. Nicola, 79,334 shares; Mr. O’Leary, 8,300 shares; Mr. Turner, 3,500 shares; Mr. Walters, 11,000 shares and all directors, officers and executive management as a group, 272,969 shares.

(4)
Includes restricted shares with performance and time vesting provisions as follows: Mr. Bartolacci, 226,867 shares; Mr. Dunn, 40,500 shares; Mr. Gackenbach, 23,033 shares; Mr. Nicola, 70,890 shares; and Mr. Walters, 27,000 shares.

(5)
Includes restricted shares with time vesting provisions as follows:  Mr. Babe, 4,822 shares; Ms. Dietze, 4,822 shares; Mr. Garcia-Tunon, 4,822 shares; Mr. O’Brien, 2,589 shares; Mr. O’Leary, 4,822 shares; Mr. Turner, 4,822 shares; and Mr. Whitaker, 2,589 shares.

(6)	Includes 3,598 shares that are pledged as collateral for a loan.
(7)	Includes 29,288 restricted shares with time vesting provisions and 462,973 restricted shares with performance and time vesting provisions.

(8)  Represents shares of Class A Common Stock held in a deferred stock compensation account for the benefit of the director under the Company’s Director Fee Plan.  See “General Information Regarding Corporate Governance--Compensation of Directors.”

Stock Ownership Guidelines

The Company has established guidelines for stock ownership by management.  These guidelines are intended to promote the alignment of the interests of management with the Company’s shareholders.  As more fully described under “Compensation Discussion and Analysis,” the guidelines provide for ownership by management of shares of the Company’s Common Stock with a minimum market value ranging up to five times base salary depending upon position with the Company.  Individuals are expected to achieve compliance with these guidelines within a reasonable period of time after appointment to their respective positions.

For purposes of these guidelines, stock ownership includes all shares directly owned (including shares held under the Employee Stock Purchase Plan and time-vesting restricted shares), but does not include outstanding stock options or unvested performance-based restricted shares.  Immediate compliance with these guidelines is not mandatory; however, individuals are expected to undertake a program to achieve compliance within five years of their hire date or promotion to their respective position.  The ownership policy mandates that at least 50% of the after-tax shares realized upon an option exercise or vesting of restricted stock must be retained until the ownership guideline is met.  Compliance with these ownership guidelines is one of the factors considered by the Compensation Committee in determining eligibility for participation in the Company’s equity compensation programs.  As of November 30, 2012, Mr. Bartolacci, Mr. Nicola and Mr. Dunn exceeded the Company’s stock ownership guidelines.  Mr. Gackenbach was at 30% of the ownership guidelines, although he is still within five years of promotion to his current position (October 2011).  Mr. Walters was at 70% of the ownership guidelines, although he is still within five years of promotion to his current position (February 2009).

The Company has also adopted guidelines for stock ownership by non-employee directors.  The guidelines provide that each director maintain ownership of shares of the Company’s Common Stock (either directly, through restricted shares issued under the Company’s Director Fee Plan or through shares held in a deferred stock compensation account for the benefit of the director under the Company’s Director Fee Plan) with a market value approximating five times the annual retainer (the annual retainer is $60,000).  Directors are expected to achieve compliance with these guidelines within a reasonable period of time after becoming a director.  As of November 30, 2012, Ms. Dietze, Mr. O’Leary and Mr. Turner had met or exceeded the Company’s stock ownership guidelines.  The remaining directors are considered to be on track to meet the stock ownership guidelines within a reasonable period of time after becoming a director, as follows:  Mr. Garcia-Tunon (elected November 2009), 94%; Mr. Babe (elected November 2010), 88%; Mr. O’Brien (elected July 2011), 26%; and Mr. Whitaker (elected July 2011), 35%.

EXECUTIVE COMPENSATION AND RETIREMENT BENEFITS

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with the Company’s management.  Based upon such review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2013 Proxy Statement, and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended September 30, 2012.

Submitted by:

The Compensation Committee of the Board ofDirectors of Matthews International Corporation

G.S. Babe, Chairperson
A. Garcia-Tunon
M.K. O’Brien

Compensation Discussion and Analysis

Executive Summary

Continuous improvement in operating results and the creation of shareholder value are key elements of the compensation philosophy of Matthews International Corporation.  This philosophy serves as the framework for the Company’s executive compensation program.  Our program is designed to provide incentive arrangements that reward executives for improvement in the Company’s operating results and appreciation in our stock value.

As a result of the Company’s operating performance in fiscal 2012, only one of our Named Executive Officers (“NEOs”) earned a cash bonus award for fiscal 2012 under our incentive compensation plan.  In addition, none of the NEO’s performance-based restricted stock grants achieved price-vesting thresholds during fiscal 2012.

To underscore the importance of “pay-for-performance” in our compensation philosophy and our Company’s culture, the Committee has developed incentive arrangements based on rigorous performance standards.  The incentive compensation plan component of compensation rewards executives for improvements in operating profit and economic value added which are greater than the respective targets set by the Committee at the beginning of the fiscal year.  These targets are based upon the Company’s business plan.  Accordingly, the incentive compensation plan is designed to motivate management to maintain and, more importantly, achieve higher levels of profits and economic value added for the Company.  “Economic value added” is the measure of operating profit compared to the cost of the capital utilized to generate this profit.

Our long-term incentive program provides for grants of shares of stock, with one-half of the shares vesting based on the continued employment of an NEO over a three-year period and the remaining half of the shares being performance-based and vesting upon continued employment plus the attainment of stock price goals.  For the fiscal 2012 grant, the performance vesting shares vest upon the attainment of 5%, 15% and 25% appreciation in the Company’s stock price.  Failure to achieve the stock price hurdles within five years of the date of grant will result in forfeiture of the award.  Vested shares are subject to the Company’s stock ownership guidelines which require each executive to own shares the value of which equals a multiple of the executive’s base salary.

Other notable highlights of our executive compensation program include:
•
Both the incentive compensation plan and long-term incentive program provide the Committee with discretion to adjust for the recovery of previously paid awards if financial results are restated or adjusted, or to cancel, suspend, or require repayment to the Company of outstanding awards for violation of non-compete, non-solicitation or disparagement provisions.

•
The Company offers no employment, severance or change in control agreement to any executive, except as customary in certain foreign countries and in certain cases in connection with acquired companies.

•	The Company de-emphasizes the use of perquisites but does provide certain market competitive perquisites to executives.
•
Both the incentive compensation plan and long-term incentive programs are designed and administered to attempt to preserve the deductibility of NEO compensation under IRC Section 162(m) and have been approved by the Company’s shareholders.

At the annual shareholders’ meeting in February 2012, the fiscal 2011 executive compensation of the Company’s NEO’s was approved by our shareholders, with approximately 95% of the votes cast voting in favor of the proposal.  The Committee considered this favorable vote in connection with its determination of compensation policies and decisions and concluded that the Company would maintain its existing compensation philosophy for fiscal 2012.

CEO Compensation Determination

In its determination of the specific elements of fiscal 2012 executive compensation for the Company’s CEO, the Committee considered the following:

Base Salary – CEO base salary for 2012 was established at the Committee’s meeting in November 2011.  Based on the competitive market assessment prepared by our independent executive compensation consultant, the Company’s CEO base salary was determined to be approximately 90% of the market median.  As Mr. Bartolacci has held the CEO position since 2006 and his individual performance has been rated Commendable (above average), the Committee agreed that his annual base salary adjustments over the next several years should be determined with a goal of attaining market median, provided his individual performance remains at or above the current level.  As a result, the base salary for Mr. Bartolacci was increased 5.9% for 2012.  After this adjustment, Mr. Bartolacci’s base salary remained below the “mid-point” for his position at approximately 95% of market median.

Incentive Compensation – Mr. Bartolacci’s incentive compensation target as a percent of base pay for fiscal 2012 was determined based on the competitive market assessment prepared by our independent consultant.  Actual CEO incentive compensation for fiscal 2012 was determined based on the operating results and economic value added performance of the Company in comparison to targets established by the Committee.  The Company’s consolidated operating results and economic value added performance did not meet the minimum performance thresholds for fiscal 2012.  As a result, Mr. Bartolacci did not receive incentive compensation for fiscal 2012.

Stock Awards – CEO equity compensation awards for fiscal 2012 were granted in November 2011.  In determining these grants, the Committee considered the individual performance evaluation of Mr. Bartolacci and the performance of the Company.  Mr. Bartolacci’s performance was rated as Commendable for fiscal 2011.  In addition, the Company achieved growth in fiscal 2011 earnings over fiscal 2010.  In its evaluation of executive compensation, the Committee also considers the total shareholder return (“TSR”) performance of the Company.  In its November 2011 meeting, the Committee reviewed the Company’s TSR for the past one and three year periods relative to the Company’s industry group.  Based on this analysis, the Company’s TSR was determined to be below median.  As a result, in determining stock awards for fiscal 2012, the Committee reduced the equity compensation award to Mr. Bartolacci by 44% (from 70,000 shares in November 2010 to 39,000 shares in November 2011).

Additionally, TSR is a significant factor in determining the total compensation that can be earned by the Company’s CEO.  Specifically, the performance nature of our equity compensation program requires the attainment of pre-defined stock appreciation thresholds to achieve vesting.  Failure to achieve the stock price hurdles within five years of the date of grant will result in forfeiture of the shares.  For awards granted during the past four fiscal years, an average of only 22.5% of the performance-based stock awards as included in the Summary Compensation Table have actually been earned by our CEO (see table under “Pay-For-Performance Alignment”).

Retirement Benefits – There were no changes in the Company’s executive retirement benefit formulas and, as such, Mr. Bartolacci did not receive a significant increase in his defined benefits under the plans.  The change in the present value of Mr. Bartolacci’s retirement benefits for fiscal 2012 as shown in the Summary Compensation Table resulted primarily from a reduction in the actuarial discount rate.  The discount rate (which declined from 4.75% at September 30, 2011 to 4.00% at September 30, 2012) is a significant factor in the determination of the present value of the retirement benefit obligation.  The discount rate reduction reflected the recent market decline in long-term interest rates.

Compensation Committee Administration

The Company's executive compensation policies are administered by the Compensation Committee of the Board of Directors. The Committee consists of three independent directors:  Mr. Babe (Chairperson), Mr. Garcia-Tunon and Mr. O’Brien.  Compensation for the Company's Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executives is presented in the Summary Compensation Table.

The principal function of the Compensation Committee is to review the Company’s compensation and benefit programs, including executive compensation and benefits, to ensure that total compensation is appropriate, competitive and consistent with the Company’s compensation philosophy.  In performing its duties, the Committee consults with the Company’s Chief Executive Officer, the Company’s Vice President, Human Resources and various independent external advisors.  In fiscal 2012, the Committee consulted principally with Pay Governance, an independent executive compensation consulting firm.  Pay Governance does no other work for the Company and reports directly to the Compensation Committee. The Committee has full authority to retain external advisors, consultants and agents, as necessary, in the fulfillment of its responsibilities.  The Committee reviews the performance and the fees of the Consultant each year and determines whether to retain the Consultant for the upcoming year.

Among its other duties, the Committee has responsibility for setting executive base salary levels and administering the terms and policies of the following key executive benefit plans:
•	2010 Incentive Compensation Plan
•	2007 Equity Incentive Plan
•	Supplemental Retirement Plan

Compensation Philosophy

The principal objectives of the Company’s executive compensation program, including compensation provided to the NEOs, are to:
•	Attract, retain and motivate highly-qualified executives
•	Reward continuous improvement in operating results and the creation of shareholder value
•	Align the interests of Company executives with shareholders

The Company seeks to accomplish these objectives by maintaining a compensation philosophy that emphasizes rigorous performance-based programs.  The foundation of its philosophy is as follows:
•	Emphasize performance-based compensation elements while providing fixed compensation (base salary) commensurate with the market
•	Provide retirement and other benefits that are competitive with the market
•	Provide no employment contracts or other guarantees of employment except as customary in certain foreign countries or in connection with the negotiation of acquisitions
•	De-emphasize the use of perquisites except for business purposes

The Company believes that executive compensation should be designed to provide management with incentives for the achievement of annual and long-term strategic objectives, with the ultimate objective of delivering improvement in shareholder value.  The Committee believes that an effective compensation structure should focus executives on the achievement of the Company’s business objectives and reward executives for achieving those objectives.  As such, the Committee’s philosophy is to provide performance-based compensation that targets levels modestly above the market median while targeting fixed base salaries at the median of the market.  The Committee has designed this approach in light of the rigorous performance standards of the Company’s incentive plans and because the Company does not in general provide any type of employment contracts or severance programs to executives.  The Committee believes it has structured its annual and long-term performance-based compensation to encourage and reward high performance and achievement of Company objectives.

In pursuit of this philosophy, the Company’s executive compensation program includes the following key components:
•	Base salaries
•	Annual cash incentive payments under the Company’s 2010 Incentive Compensation Plan
•	Long-term incentive compensation under the Company’s 2007 Equity Incentive Plan
•	Retirement benefits
•	Other benefits (i.e., health & welfare benefits, insurance, certain perquisites)

In general, the Committee’s desire to align the executive compensation program with the market drives the allocation between short-term and long-term compensation as well as cash and equity components.  The Committee believes that the level of compensation provided to an executive should be based on success against performance goals that indicate the creation of shareholder value.  To achieve this objective, the Company has built its current short-term cash incentive plan based on growth in operating profit and economic value added.  Over the long-term, the

Committee believes that stock price growth is one of the best indicators of the creation of shareholder value.  Therefore, the Committee provides equity awards with a level of value and rate of vesting that are dependent on time and the achievement of stock price hurdles.  The Company has no formal policy regarding the allocation of variable and fixed compensation for its NEOs.

The Committee has considered whether the executive compensation program promotes risk taking at levels that are unacceptable to the Company.  The Committee considered the following factors related to risk:
•	Compensation philosophy that targets salaries at the market median and incentives modestly above median
•	Short-term incentive design that caps maximum awards for the achievement of operating profit and economic value added targets reflective of the Company’s business plan
•	Long-term incentives allocated to two separate vehicles
•	Stock ownership guidelines
•	Incentive compensation recoupment policy

The Committee believes that the above factors as well as the overall executive compensation design, policies and mix of compensation serve to manage risk in a manner that is acceptable to the Company and its shareholders.

The Committee makes decisions regarding executive compensation with input from its independent consultant.  When making decisions regarding compensation for the Chief Executive Officer (“CEO”), the Committee has a process in which it considers comparative market data provided by its independent consultant and the CEO’s performance assessment prepared by the Company’s Board of Directors.  When making decisions regarding compensation for executives other than the CEO, the Committee considers comparative market data and seeks input and evaluates recommendations from the CEO.  In order to obtain comparative market data for evaluating executive compensation, the Company, through its independent consultant, utilizes compensation data published by Towers Watson.  This survey contains hundreds of company participants, although the number of participants and the names of the companies that provided data for each position varies by position and is not provided by the survey publisher. The Company targets industrial / manufacturing companies of similar size, complexity, employment region and performance in developing this data.  Because data sample sizes for these types of companies may not be sufficient, the Company supplements such data with broader and more general industry data to develop its market data.

In evaluating compensation for calendar 2012, the Committee’s independent consultant developed a group of peer companies to make assessments of market compensation and to determine the alignment of compensation earned relative to company and peer performance.  The peer group targeted industrial/manufacturing companies of similar size, complexity, employment region and performance.  The peer group of companies used in evaluating compensation for calendar 2012 were:

CLARCOR Inc.                                              Consolidated Graphics, Inc.                                                   ESCO Technologies Inc.
Graco Inc.                                              Hillenbrand, Inc.                                              John Wiley & Sons, Inc.
Kaman  Corporation                                              Middleby Corp.                                              Minerals Technologies Inc.
Mine Safety Appliances Co.                                                                                           RTI International Metals, Inc.Schweitzer-Mauduit International Inc.
Service Corp. International                                                                                           Standex International Corp.Stewart Enterprises Inc.
Westinghouse Air Brake Technologies Corporation

The Committee does not consider amounts from prior performance-based compensation, such as prior bonus awards or realized or unrealized stock option gains, in its decisions to increase or decrease compensation in the current year.  The Committee believes that this would not be in the best interest of retaining and motivating the executive.

Pay-for-Performance Alignment

The Committee believes there are different ways of assessing whether compensation paid to executives aligns with the performance of the Company.  For the Committee’s consideration in understanding the Company’s pay-for-performance alignment, the Committee’s compensation consultant examined the relationship of our CEO’s realizable compensation and the Company’s performance relative to the CEO compensation and performance of our peer group of 16 peer companies.  Performance was defined as the relative ranking of the following four performance metrics:
•	Net sales growth
•	Return on invested capital
•	Growth in earnings before interest and taxes
•	Total shareholder return (stock price appreciation plus dividends)

The consultant evaluated each performance metric independently relative to the peer companies for the year 2011, the three-year period 2009 through 2011, and the five-year period 2007 through 2011.  The relative ranking of each performance metric was averaged to form a composite ranking.  The Company’s relative composite performance ranking was aligned with the peer companies as follows:
•	2011: 27th percentile
•	2009 through 2011: 34th percentile
•	2007 through 2011: 43rd percentile

The consultant compared the performance for 2011 to the CEO’s bonus for fiscal year 2011.  For this time frame, the CEO received a bonus payment under our incentive compensation plan of $948,800, which was equal to 148% of his target bonus opportunity.  This bonus amount ($948,800) ranked at the 44th percentile (second quartile) of the peer group CEO’s, respectively, while the Company’s relative performance composite ranked at the 27th percentile (second quartile) of the peers and the Company’s return on invested capital ranked at the 40th percentile (second quartile) of the peers. The Committee is satisfied with the alignment of the relative ranking of the CEO’s bonus with the relative ranking of Company performance.

For the three-year period 2009 through 2011, the CEO’s three-year realizable compensation relative to peers ranked at the 17th percentile (first quartile) while the Company’s performance composite ranked at the 34th percentile (second quartile) of the peers.  Realizable compensation includes base salary, actual bonuses paid, the intrinsic value of stock options and stock awards at the year-end 2009 stock price and performance shares earned or expected to be earned.

For the five-year period 2007 through 2011, the CEO’s five-year realizable compensation relative to peers ranked at the 16th percentile (first quartile) while the Company’s performance composite ranked at the 43rd percentile (second quartile) of the peers.

The Committee evaluated this information and concluded that the Company’s relative performance was higher than the relative realizable value of compensation paid to the CEO on both a three-year and five-year basis.  The Committee concluded that while the Company’s return on invested capital has outperformed the peer group over the one,  three- and five-year periods, stock price returns have fallen short of the peer group median.  Since the Company’s long-term incentive awards are based on achieving stock price appreciation hurdles, the majority of our performance-based stock awards over the past five years have not vested as shown in the table below for our CEO:

	Grant Date					Percent of	Forfeiture
Grant	Grant Value	Stock Price	Stock Price Vesting Hurdles			Shares Earned	Date
2008	$575,244	$43.94	$48.34	$54.93	$61.52	33.3%	2013
2009	$811,710	$41.24	$45.37	$51.55	$57.74	0.0%	2014
2010	$829,635	$37.31	$41.05	$46.64	$52.24	0.0%	2015
2011	$985,250	$33.39	$35.06	$38.40	$41.74	66.7%	2016
2012	$570,700	$34.89	$36.63	$40.12	$43.61	0.0%	2017
Totals	3,772,539					22.5%

This further emphasizes the alignment of our performance-based long-term incentive arrangements with Company stock price returns.

Base Salaries

The Committee determines and approves the base salaries of the Company’s executives, including the CEO, and considers recommendations from the CEO with respect to the other executives.  The Committee employs the same principles that are applied in developing the base salaries of all employees.  Base salary ranges are determined for each executive position based on their level, responsibilities and complexity using the 50th percentile survey data for similar positions at comparable companies.  A base salary “mid-point” is determined for each position based on this competitive market median data and ranges are established to provide that the Company’s salary levels are managed between 80% and 120% of such “mid-point.”

In determining base salary adjustments for each executive, the Committee considers the individual’s performance evaluation, the level of responsibility for the position, an individual’s current base salary in relation to “mid-point” and industry competition for executive talent.  As discussed earlier, the Committee’s philosophy is to target fixed base salaries at the median of the market.  On this basis, calendar 2012 base salaries were increased in the range of 4% to 7% for each of the NEO’s, except Mr. Gackenbach.  The base salary of Mr. Gackenbach was increased 11% to approximately 86% of mid-point (Mr. Gackenbach was promoted to his current position in October 2011).  As a result of these adjustments, when compared to the market median base salary data developed for each position by our consultant, each named executive officer’s fiscal 2012 base salary was positioned as follows:  Mr. Bartolacci – 95%, Mr. Nicola – 98%, Mr. Gackenbach – 86%, Mr. Dunn – 93% and Mr. Walters – 94%.

The Company has a process under which executives are subject to an annual individual performance evaluation.  The evaluations are designed to rate each executive on various criteria, both objective and subjective, including the areas of leadership, technical expertise, initiative, judgment and personal development.   An overall rating is assessed to each individual from these evaluations and is an important element in determining annual adjustments to base salaries.  The rating levels include:  Distinguished (highest rating), Commendable, Competent, Adequate and Provisional (lowest rating). The Committee conducts an evaluation of the CEO’s performance and the CEO conducts an evaluation of each executive officer’s performance.  Each of the named executives, including Mr. Bartolacci, was rated at either the Commendable or Distinguished levels.

Annual Incentive Compensation

The Company’s 2010 Incentive Compensation Plan covers the annual incentive compensation to be paid to key managers of the Company, including the NEOs.  The plan provides an incentive arrangement based on the establishment and achievement of annual goals reflective of the Company’s business plan.  The objective of the program is to promote the Company’s goal of increasing shareholder value.  The Company believes that two of the key elements in the creation of shareholder value are growth in operating profit and improvement in operating profit greater than the cost of the capital utilized to generate this profit.  Operating profit less the associated capital cost is referred to as “economic value added”.  Accordingly, the current incentive compensation plan is designed to motivate management to achieve levels of operating profit and economic value added reflective of the Company’s business plan.

Designated managers within each of the Company’s business segments participate in the incentive program for their respective business unit.  Incentive compensation for these participants is calculated based on the achievement of operating profit and economic value added targets established for their individual business unit.  Economic value added for business units is defined as the unit’s operating profit less its cost of capital (cost of capital is determined based on a pre-tax rate of 12% times net controllable assets, which is estimated to be the Company’s weighted average pre-tax cost of capital).

Incentive compensation for corporate executives is calculated based on the achievement of pre-established targets for net income and economic value added performance of the Company on a consolidated basis.  Corporate economic value added is defined as the Company’s net income less its after-tax cost of capital (with cost of capital based on an after-tax rate of 8%, which is estimated to be the Company’s weighted average after-tax cost of capital).

Operating profit, net income and economic value added targets are established at the beginning of the fiscal year by the Compensation Committee.  In determining these targets for fiscal 2012, the Committee considered the long-term growth objectives of the Company; fiscal 2012 operating budgets approved by the Company’s Board of Directors; and current economic, industry and competitive market conditions.  Fiscal 2012 performance targets established for the business units of the NEO’s were as follows:

Corporate (Mr. Bartolacci, Mr. Nicola and Mr. Walters)
	Net Income	Economic Value Added	Relative Incentive %
Target	$73,000	$20,600	100%
Minimum	$65,700	$18,540	50%
Maximum	$80,300	$22,660	200%

Memorialization (Mr. Gackenbach)
	Operating Profit	Economic Value Added	Relative Incentive %
Target	$81,500	$23,800	100%
Minimum	$73,350	$21,420	50%
Maximum	$89,650	$26,180	200%

Brand Solutions (Mr. Dunn)
	Operating Profit	Economic Value Added	Relative Incentive %
Target	$38,300	$(10,900)	100%
Minimum	$32,775	$(13,325)	50%
Maximum	$43,825	$(8,475)	209%

The Corporate amounts reflect the consolidated net income and economic value added of the Company.  The Memorialization amounts include the combined results of the Cemetery Products and Funeral Home Products segments.  The Brand Solutions amounts include the combined results of the Graphics Imaging, Marking and Fulfillment Systems and Merchandising Solutions segments.

The attainment of target performance levels result in an earned incentive equivalent to the participant’s target incentive amount (discussed below).  No incentive amounts are earned for operating results that do not achieve the defined minimum performance levels.  Incentive amounts cannot exceed the defined maximum percentage of the participant’s target incentive amount.  Earned incentive percentages are interpolated within the ranges.

For fiscal 2012, one-half of the participant’s incentive compensation opportunity was based on the achievement of the operating profit targets (net income in the case of Corporate participants), with the remaining portion based on the achievement of the economic value added targets.

The target incentive amount is expressed as a percentage of the participant’s base salary and based upon the executive’s position and the industry recommended percentage target for the position as provided to the Company by the plan’s independent consultant.  Target, minimum and maximum incentive award opportunities for the Chief Executive Officer and other named executives are included in the table below.

Named Executive Officer	Target Incentive Award as a Percent of Base Salary	Minimum Incentive Award as a Percent of Base Salary	Maximum Incentive Award as a Percent of Base Salary
J.C. Bartolacci	100%	50%	200%
S.F. Nicola	70%	35%	140%
S.D. Gackenbach	45%	22.5%	90%
B.J. Dunn	55%	27.5%	115%
B.D. Walters	40%	20%	80%

Actual results for fiscal 2012 compared to target levels were as follows:

Corporate
	Actual	Target	Relative Incentive %	Allocation	Incentive Earned
Net income	$55,843	$74,500	0%	50%	0%
Economic value added	$5,873	$22,100	0%	50%	0%
Total					0%

Memorialization
	Actual	Target	Relative Incentive %	Allocation	Incentive Earned
Operating profit	$59,335	$82,700	0%	50%	0%
Economic value added	$2,397	$25,000	0%	50%	0%
Total					0%

Brand Solutions
	Actual	Target	Relative Incentive %	Allocation	Incentive Earned
Operating profit	$30,029	$39,500	68%	50%	34%
Economic value added	$(18,326)	$(9,700)	45%	50%	23%
Total					57%

Based on actual results, Mr. Bartolacci, Mr. Nicola, Mr. Gackenbach and Mr. Walters did not earn an incentive amount for fiscal 2012.  The calculation of the earned incentive amount for Mr. Dunn was as follows:

Named Executive Officer	Base Salary	Target Incentive	Target Incentive Amount	Earned Incentive	Earned Incentive Amount
B.J. Dunn	$308,000	55%	$169,400	57%	$96,253

Incentive amounts may be subject to reduction at the discretion of the Committee based on the performance of the NEO relative to personal goals.  Relative performance is generally determined by the executive’s achievement of quantifiable goals established at the beginning of each fiscal year.  Each incentive compensation plan participant develops personal goals, which are subject to review and approval by the Division President or Chief Executive Officer, as appropriate.  The personal goals of the Chief Executive Officer are reviewed and approved by the Committee.  The Committee may use discretion to decrease calculated awards based on the participant’s performance relative to the quantifiable individual goals, however, no adjustments were made in fiscal 2012.

Long-Term Incentive Compensation

Long-Term Incentive Compensation is provided to key managers and executives under the Company’s 2007 Equity Incentive Plan, as amended.  Prior to fiscal 2009, long-term incentive compensation was administered under the 1992 Stock Incentive Plan.

The equity incentive plan is an equity compensation plan designed to directly align the interests of employees with the Company’s shareholders.  The equity incentive plan is intended to encourage eligible employees to increase their efforts to make the Company more successful, to provide an additional inducement for such employees to remain with the Company, to reward such employees by providing an opportunity to acquire shares of the Company’s common stock on favorable terms and to provide a means through which the Company may attract able persons to enter the employ of the Company.  The eligible employees are those employees of the Company or any subsidiary who share responsibility for the management, growth or protection of the business of the Company.

Under the equity incentive plan, equity grants can be made in the form of:
•	Stock options,
•	Restricted share awards,
•	Restricted stock units,
•	Performance units,
•	Stock appreciation rights, and
•	Other stock-based awards.

Prior to fiscal 2008, equity grants were predominantly in the form of performance-vesting stock options.  Since fiscal 2008, the Company has issued restricted shares with time and performance-vesting provisions.

The Committee considers growth in stock price as the best means of measuring shareholder value creation over the long-term.  For this reason, the Committee believes that the use of stock-based compensation has provided a strong link to meeting this objective.  In keeping with the Committee’s philosophy of providing performance-based incentives, the restricted shares awarded in fiscal 2012 generally contained performance-vesting provisions for one-half of the shares granted, such that vesting occurs in one-third increments upon the later to occur of the attainment of 5%, 15% and 25% appreciation, respectively, in the market value of the Company’s common stock or one year from the grant date.  Failure to achieve the stock price hurdles within five years from the date of grant will result in forfeiture of the shares.  Further, in order to enhance the Company’s retention objectives, the remaining one-half of the shares granted contain a time-vesting feature in which such shares vest three years from the grant date subject to continued employment of the executive by the Company.

Every year, the Committee determines individual grant levels through consultation with our independent compensation advisor.  The Committee is provided grant guidelines, which provide recommended grant award ranges based on current market thresholds.  The recommended ranges provide a minimum, maximum and target grant award for each position / salary level. The grant ranges are developed such that the minimum of the range aligns with the market 50th percentile, the maximum of the range aligns with the market 75th percentile and the target level in the range represents the average of the market 50th and 75th percentile opportunity.  The Committee has chosen this approach since a portion of the grants contain performance-vesting criteria and to align with its philosophy of providing modestly above market variable compensation opportunities.  Actual grants within this range are determined based on the individual performance assessments of each executive during the past fiscal year.  Grants made to the NEOs in November 2011 were generally within the above range.

Grant recommendations are developed using a valuation model consistent with accounting policies for stock-based compensation and is based on the fair market value of the Company’s common stock on the dates of grant.  Grants to executive officers are generally made only once a year in the Company’s first fiscal quarter (usually at the November meeting of the Committee), except for new hires and promotions.  The Company does not time the release of material non-public information around the granting of equity compensation awards.

Stock options and restricted shares may also vest under certain change in control circumstances.  Performance-based restricted shares expire on the earlier of five years from the date of grant, upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death.  Stock options are not exercisable within six months from the date of grant and expire on the earlier of ten years from the date of grant, upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death.

The minimum holding periods for vested stock options and restricted share awards are governed by the Company’s stock ownership guidelines.  The ownership policy mandates that at least 50% of the after-tax shares realized upon an option exercise or vesting of restricted stock must be retained until the ownership guideline is met.

Beginning with the November 2011 restricted share grant, dividends on unvested shares are no longer paid.  Dividends will be accrued and only payable upon the vesting of the restricted shares.

Accordingly, dividends will not be paid if the restricted shares do not become vested and are forfeited.

For grants made in November 2012 for fiscal 2013, the Committee approved the use of non-GAAP earnings per share as a second performance metric to be used in addition to stock price appreciation under the performance-vesting restricted stock program.

Adjustments or Recovery of Prior Compensation

The Sarbanes-Oxley Act of 2002 requires the Chief Executive Officer and Chief Financial Officer to reimburse the Company for any awards received following the release of financial results that subsequently require an accounting restatement due to noncompliance with a material financial reporting requirement as a result of misconduct.  Additionally, under the incentive compensation plan, the Committee has the discretion to adjust for the recovery of previously paid awards from any participant, where appropriate, if financial results are restated or adjusted in future periods.  No such adjustments have been necessary under these provisions.

The incentive compensation plan and the equity incentive plan provide the Committee the discretion over the three-year period following the grant of awards to cancel, suspend or require repayment to the Company of outstanding awards if the participant (i) competes with the Company or its subsidiaries, (ii) violates solicitation provisions with customers or employees, (iii) defames or disparages the Company, its subsidiaries or certain related persons.

 Stock Ownership Guidelines

The Company has established stock ownership guidelines for executive officers and business unit management in order to support a culture of ownership among the management team.  The Committee believes significant ownership levels will provide additional motivation to executives to perform in accordance with the interests of the Company’s shareholders. The ownership guidelines are expressed as a multiple of base salary and are as follows:

Position	Minimum Equivalent Stock Value
Chief Executive Officer	5 times base salary
Chief Financial Officer; Group Presidents	4 times base salary
Division Presidents; Vice President, Human Resources; Vice President and General Counsel; Vice President and Controller	3 times base salary
Managers directly reporting to Division Presidents	2 times base salary
Other managers eligible for equity compensation and other incentive compensation plan participants	1 time base salary

For purposes of these guidelines, stock ownership includes all shares directly owned (including shares held under the Employee Stock Purchase Plan and time-vesting restricted shares), but does not include outstanding stock options or unvested performance-based restricted shares.  Immediate compliance with these guidelines is not mandatory; however, individuals are expected to undertake a program to achieve compliance within five years of their hire date or promotion to their respective position.  The ownership policy mandates that at least 50% of the after-tax shares realized upon an option exercise or vesting of restricted stock must be retained until the ownership guideline is met.  Compliance with these ownership guidelines is one of the factors considered by the Compensation Committee in determining eligibility for participation in the Company’s equity compensation programs.

As of November 30, 2012, Mr. Bartolacci, Mr. Nicola and Mr. Dunn exceeded the Company’s stock ownership guidelines.  Mr. Gackenbach was at 30% of the ownership guidelines, although he is still within five years of promotion to his current position (October 2011).  Mr. Walters was at 70% of the ownership guidelines, although he is still within five years of promotion to his current position (February 2009).

Retirement Benefits

Retirement benefits are generally provided to executives under the Company’s principal retirement plan and in some cases, a supplemental retirement plan.  The purpose of both these plans is to provide post-retirement compensation and stability to executives.  The Committee’s goal is to provide a benefit that is competitive with plans which would be available to executives of similar companies. The Committee believes this philosophy will allow the Company to effectively attract and retain talented executives.

Executive officers may become eligible to participate in the Company’s supplemental retirement plan.  To be eligible for participation, the individual must be an executive officer of the Company as designated by the Board of Directors annually and meet certain length of service requirements as a designated executive officer and in total with the Company.  Of the named executives, Mr. Bartolacci, Mr. Nicola and Mr. Dunn are participants in the supplemental retirement plan.  Unlike the principal retirement plan, the supplemental plan is an unsecured obligation of the company and is not a tax-qualified plan.  Funding for the supplemental retirement plan is provided through a non-revocable trust arrangement.  The supplemental retirement plan is intended to make-up the tax-related limitation of benefits under the principal retirement plan and to provide retirement benefits at competitive market rates.  In addition, the supplemental retirement plan serves as a retention vehicle as benefits generally do not fully vest until the completion of a minimum of 15 years of service.

In 2009, the Committee modified the supplemental plan for any new executive going forward, including Mr. Gackenbach and Mr. Walters, limiting the benefit to restoring amounts lost to tax-related limitations.

Other Compensation

The Company generally provides all domestic employees with the following:
•	401(k) plan,
•	Employee stock purchase plan,
•	Health and dental coverage,
•	Company-paid term life insurance,
•	Disability insurance,
•	Educational assistance, and
•	Paid time off (vacations and holidays).

These benefits are designed to be competitive with overall market practices.  Educational assistance for dependent children is also provided to any employee of the Company whose child meets the scholastic eligibility criteria and is attending an eligible college or university.  Educational assistance is limited to $1,200 for each semester and $2,400 annually.

The Company provides executives with other benefits, reflected in the “All Other Compensation” column in the Summary Compensation Table, which the Committee considers reasonable, competitive and consistent with the Company’s compensation philosophy.  These benefits include supplemental life insurance coverage, costs associated with personal use of a vehicle leased by the Company and, in certain circumstances, club dues and financial counseling and tax preparation services.

Employment and Severance Agreements

None of the named executives have employment, severance or change-of-control agreements.

Tax Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows federal income tax deductions for compensation paid to the Chief Executive Officer and any of the other four highest compensated executives in excess of $1 million in any taxable year, subject to certain exceptions. One exception involves compensation paid pursuant to shareholder-approved compensation plans that are performance-based.  Certain of the provisions in the 2010 Incentive Compensation Plan are intended to cause awards earned under such plan to be eligible for this exception (so that compensation related to such awards should be deductible under the Internal Revenue Code).  In addition, certain of the provisions in the 2007 Equity Incentive Plan are intended to cause grants of performance-based stock compensation under such plan to be eligible for this exception (so that compensation related to the vesting or exercise of such shares should be deductible under the Internal Revenue Code).  Payments of cash compensation to executives (except annual incentive compensation awards earned under the 2010 Incentive Compensation Plan) and outstanding grants of restricted shares under the 1992 Stock Incentive Plan are not at present eligible for this performance-based exception.  The Committee has taken and intends to continue to take actions, as appropriate, to attempt to minimize, if not eliminate, the Company's non-deductible compensation expense within the context of maintaining the flexibility which the Committee believes to be an important element of the Company's executive compensation program.

Annual Compensation of the Named Executive Officers

The table below summarizes the compensation for fiscal 2012, 2011 and 2010 earned by the Company’s Chief Executive Officer, Chief Financial Officer, and each of the three other most highly paid executive officers who were serving as executive officers at September 30, 2012.  These individuals are sometimes referred to in this Proxy Statement as the “named executive officers”, or the “NEOs”.

Summary Compensation Table

Name and Principal Position	Year (1)	Salary	Bonus	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compen-sation (3)	Change in Pension Value and Nonqualified Deferred Plan Compen-sation (4)	All Other Compen-sation (5)	Total
Joseph C. Bartolacci Director, President and Chief Executive Officer	2012 2011 2010	$669,231 630,769 595,385	$ - - -	$1,251,055 2,153,783 1,893,065	$ - - -	$ - 948,800 851,049	$684,505 566,212 -	$ 93,069 90,753 112,080	$2,697,860 4,390,317 3,451,579
Steven F. Nicola Chief Financial Officer, Secretary and Treasurer	2012 2011 2010	399,231 371,231 339,369	- - -	481,175 692,288 585,854	- - -	- 394,345 342,937	378,756 370,816 -	43,143 40,313 25,912	1,302,305 1,868,993 1,294,072
Brian J. Dunn Group President, Brand Solutions	2012 2011 2010	305,231 293,116 278,744	- - -	288,705 276,915 398,540	- - -	96,253 225,751 101,437	149,902 177,697 133,397	30,264 29,243 21,267	870,355 1,002,722 933,385
Steven D. Gackenbach Group President, Memorialization (6)	2012 2011	293,077 202,500	- -	192,470 39,978	- -	- 16,281	7,629 -	53,283 183,996	546,459 442,755
Brian D. Walters Vice President and General Counsel	2012 2011 2010	278,462 259,616 206,308	- - -	259,835 276,915 139,489	- - -	- 140,096 89,349	28,752 23,425 13,566	18,113 18,233 14,918	585,162 718,285 463,630

(1)	For the fiscal years ended September 30, 2012, 2011 and 2010.
(2)
Amounts in this column reflect the grant date fair value of awards of restricted shares of the Company’s Common Stock granted during fiscal 2012, 2011 and 2010 computed in accordance with Financial Accounting Standards Board ASC Topic 718; however, the estimate of forfeiture related to service-based vesting conditions is disregarded for purposes of this valuation.  For details of individual grants of restricted shares during fiscal 2012, see the Grants of Plan-Based Awards table below.  There were no forfeitures of restricted shares by any of the named executive officers during fiscal 2012, 2011 or 2010.  The assumptions on which this valuation is based are set forth in Note 9 to the audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 27, 2012.

(3)
The amounts shown in this column reflect amounts earned and paid under the 2010 Incentive Compensation Plan (“Incentive Compensation Plan”) in fiscal 2012 and 2011, and the Company’s 2008 Management Incentive Plan in fiscal 2010.  For a full explanation of the operation of the Incentive Compensation Plan, refer to the narrative disclosure above and the Annual Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 36 of this Proxy Statement.  The amounts included in the Summary Compensation Table above include the following:

Name	Year	Amount Paid Under Current Year’s Award	Deferred Credits Under Awards made in Prior Years, Earned in the Current Year’s Award	Earnings on Deferred Credits	Total
J.C. Bartolacci	2012 2011 2010	$ - 948,800 749,795	N/A N/A $100,249	N/A N/A $1,005	$ - 948,800 851,049
S.F. Nicola	2012 2011 2010	- 394,345 299,168	N/A N/A 43,335	N/A N/A 434	- 394,345 342,937
B.J. Dunn	2012 2011 2010	96,253 225,751 101,437	N/A N/A -	N/A N/A -	96,253 225,751 101,437
S.D. Gackenbach	2012 2011	- 16,281	N/A N/A	N/A N/A	- 16,281
B.D. Walters	2012 2011 2010	- 140,096 79,291	N/A N/A 9,958	N/A N/A 100	- 140,096 89,349

(4)
The amount shown in this column for each of the named executive officers is the increase in the actuarial present value of the accumulated benefits under all defined benefit plans for the years ended September 30, 2012, 2011 and 2010.  A significant portion of the amounts listed for fiscal 2012 and 2011 resulted from a reduction in the discount rate, due to the decline in market interest rates.  For additional information regarding defined benefit pension plans, see the Pension Benefits table below.

(5)
Amounts represent one or more of the following:  premiums for officer’s life insurance, incremental premiums for long-term disability insurance, club dues, dividends on unvested restricted shares, the value for personal use of Company leased vehicles, matching contributions to the Company’s 401(k) Plan, educational assistance and, for Mr. Gackenbach, relocation reimbursement of $33,064 and $127,662 in fiscal 2012 and 2011, respectively.  The fiscal 2011 amount for Mr. Gackenbach also includes an employment bonus of $42,500.  The fiscal 2012, 2011 and 2010 amounts for Mr. Bartolacci include dividends on unvested restricted shares of $58,851, $56,848 and $34,706, respectively.  The fiscal 2010 amount for Mr. Bartolacci also includes club dues (including a club initiation fee) of $59,476.

(6)	Mr. Gackenbach joined the Company in February 2011.

The following table provides information on grants of plan-based awards held by the named executive officers during fiscal 2012.

Grants of Plan-Based Awards Table

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value ($) (5)
		Threshold ($)	Target ($) (2)	Maximum ($)	Threshold (#)	Target (# ) (3)	Maximum (#)
J.C. Bartolacci	11/9/11					6,500					$207,675
	11/9/11					6,500					189,670
	11/9/11					6,500					173,355
	11/9/11							19,500			680,355
	11/9/11	$339,000	$678,000	$1,356,000
S.F. Nicola	11/9/11					2,500					79,875
	11/9/11					2,500					72,950
	11/9/11					2,500					66,675
	11/9/11							7,500			261,675
	11/9/11	141,750	283,500	567,000
B.J. Dunn	11/9/11					1,500					47,925
	11/9/11					1,500					43,770
	11/9/11					1,500					40,005
	11/9/11							4,500			157,005
	11/9/11	84,700	169,400	354,200
S.D. Gackenbach	11/9/11					1,000					31,950
	11/9/11					1,000					29,180
	11/9/11					1,000					26,670
	11/9/11							3,000			104,670
	11/9/11	67,500	135,000	270,000
B.D. Walters	11/9/11					1,350					43,132
	11/9/11					1,350					39,393
	11/9/11					1,350					36,005
	11/9/11							4,050			141,305
	11/9/11	56,200	112,400	224,800

(1)	All grants were effective as of the date on which the Compensation Committee of the Board of Directors met to approve them.
(2)
Amounts represent target payouts under the Company’s Incentive Compensation Plan.  The target represents the named executive officer’s annual salary multiplied by his respective target incentive award percentage.  The target incentive award percentages, expressed as a percentage of annual base salary are 100% for Mr. Bartolacci, 70% for Mr. Nicola, 55% for Mr. Dunn, 45% for Mr. Gackenbach and 40% for Mr. Walters.  For a full explanation of the operation of the Incentive Compensation Plan, refer to the Annual Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 36 of this Proxy Statement.

(3)
Amounts represent the number of shares of restricted stock granted pursuant to the 2007 Equity Incentive Plan that vest upon certain performance criteria.  Performance-based restricted shares were granted such that vesting occurs in one-third increments upon the attainment of 5%, 15% and 25% appreciation, respectively, in the market value of the Company’s Common Stock, but in no event prior to the expiration of one year from the date of the grant.  Restricted shares may also vest under certain change in control circumstances.  The restricted shares are forfeited if the performance vesting criteria have not been met on the earlier of five years from the date of grant, upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death. For a full explanation of the operation of the 2007 Equity Incentive Plan (“Equity Incentive Plan”), refer to the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 38 of this Proxy Statement.

(4)
Amounts represent the number of shares of restricted stock granted pursuant to the Equity Incentive Plan that fully vest on the third anniversary of the grant date.  Restricted shares may also vest under certain change in control circumstances.  The restricted shares are forfeited upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death. For a full explanation of the operation of the Equity Incentive Plan, refer to the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 38 of this Proxy Statement.

(5)
Grant date fair values are developed using a Binomial pricing model based on the fair market value of the Company’s common stock on the dates of grant.  The assumptions on which this valuation is based are set forth in Note 9 to the audited financial statements included in Matthews International Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 27, 2012.

The following table sets forth information concerning the fiscal 2012 year-end value of unexercised options and unearned restricted shares for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year-End Table

		Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2)		Option Exercise Price	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (9)	Equity Incentive Plan Awards: Number of Unearned Shares, units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (9)
J.C. Bartolacci	16,667	0	16,666	(3)	$36.03	11/16/2014
	53,334	0	26,666	(3)	$37.29	11/16/2015
	34,167	0	68,333	(4)	$40.56	11/15/2016
									11,600 (10)	$ 345,912
									26,100 (11)	778,302
							28,500 (5)	$ 849,870	28,500 (12)	849,870
							35,000 (6)	1,043,700	11,667 (13)	347,910
							19,500 (8)	581,490	19,500 (14)	581,490
S.F. Nicola	28,000	0	14,000	(3)	$36.03	11/16/2014
	36,667	0	18,333	(3)	$37.29	11/16/2015
	14,667	0	29,333	(4)	$40.56	11/15/2016
									4,833 (10)	144,120
									8,070 (11)	240,647
							8,820 (5)	263,012	8,820 (12)	263,012
							11,250 (6)	335,475	3,750 (13)	111,825
							7,500 (8)	223,650	7,500 (14)	223,650
B.J. Dunn	5,000	0	0		$28.58	12/15/2013
	8,000	0	4,000	(3)	$36.03	11/16/2014
	10,667	0	5,333	(3)	$37.29	11/16/2015
	5,334	0	10,666	(4)	$40.56	11/15/2016
									1,800 (10)	53,676
									4,500 (11)	134,190
							6,000 (5)	178,920	6,000 (12)	178,920
							4,500 (6)	134,190	1,500 (13)	44,730
							4,500 (8)	134,190	4,500 (14)	134,190
S.D. Gackenbach							625 (7)	18,638	208 (15)	6,203
							3,000 (8)	89,460	3,000 (14)	89,460
B.D. Walters	8,333	0	4,167	(3)	$37.29	11/16/2015
	2,667	0	5,333	(4)	$40.56	11/15/2016
									1,100 (10)	32,802
									1,800 (11)	53,676
							2,100 (5)	62,622	2,100 (12)	62,622
							4,500 (6)	134,190	1,500 (13)	44,730
							4,050 (8)	120,771	4,050 (14)	120,771

(1)	Represents options that have met performance vesting thresholds, but have not met time vesting thresholds as of September 30, 2012 (unvested options).
(2)	Represents options that have not met performance vesting thresholds as of September 30, 2012 (unearned options).
(3)	The unearned portion of this option grant will be earned and vested upon the stock price of the Company’s common stock reaching 160% of the exercise price for ten consecutive trading days.

(4)
One-half of the unearned portion of this option grant will be earned and vested upon the stock price of the Company’s common stock reaching 133% of the exercise price for ten consecutive trading days; with the remainder to be earned and vested upon the stock price of the Company’s common stock reaching 160% of the exercise price for ten consecutive trading days.

(5)	Represents restricted shares that were fully vested on November 11, 2012.
(6)	Represents restricted shares that will be earned and fully vested on November 10, 2013.
(7)	Represents restricted shares that will be earned and fully vested on January 20, 2014.
(8)	Represents restricted shares that will be earned and fully vested on November 9, 2014.
(9)
Represents the value of all unvested restricted shares as of September 30, 2012.  The value is computed by multiplying all unvested restricted shares by the $29.82, the closing price of the Company’s common stock on September 30, 2012.

(10)
Represents restricted shares that will be earned and vested as follows: one-half upon the stock price of the Company’s common stock reaching 125% of the grant date fair value of the Company’s common stock ($43.94 for Mr. Bartolacci and $43.72 for Messrs. Nicola, Dunn and Walters) for ten consecutive trading days and one-half upon the price of the Company’s common stock reaching 140% of the grant date fair value of the Company’s common stock for ten consecutive trading days.  Neither of the requisite vesting thresholds was met within five years of the date of the grant, and the shares were forfeited on December 5, 2012 for Mr. Bartolacci and November 12, 2012 for Messrs. Nicola, Dunn and Walters.

(11)
Represents restricted shares that will be earned and vested as follows: one-third upon the stock price of the Company’s common stock reaching 110% of the grant date fair value of the Company’s common stock ($41.24) for ten consecutive trading days, one-third upon the stock price of the Company’s common stock reaching 125% of the grant date fair value of the Company’s common stock for ten consecutive trading days, and one-third upon the price of the Company’s common stock reaching 140% of the grant date fair value of the Company’s common stock for ten consecutive trading days.

(12)
Represents restricted shares that will be earned and vested as follows: one-third upon the stock price of the Company’s common stock reaching 110% of the grant date fair value of the Company’s common stock ($37.31) for ten consecutive trading days, one-third upon the stock price of the Company’s common stock reaching 125% of the grant date fair value of the Company’s common stock for ten consecutive trading days, and one-third upon the price of the Company’s common stock reaching 140% of the grant date fair value of the Company’s common stock for ten consecutive trading days.

(13)
Represents restricted shares that will be earned and vested upon the stock price of the Company’s common stock reaching 125% of the grant date fair value of the Company’s common stock ($33.39) for ten consecutive trading days.

(14)
Represents restricted shares that will be earned and vested as follows: one-third upon the stock price of the Company’s common stock reaching 105% of the grant date fair value of the Company’s common stock ($34.89) for ten consecutive trading days, one-third upon the stock price of the Company’s common stock reaching 115% of the grant date fair value of the Company’s common stock for ten consecutive trading days, and one-third upon the price of the Company’s common stock reaching 125% of the grant date fair value of the Company’s common stock for ten consecutive trading days.

(15)
Represents restricted shares that will be earned and vested upon the stock price of the Company’s common stock reaching 125% of the grant date fair value of the Company’s common stock ($34.69) for ten consecutive trading days.

The following table provides information on the exercise of stock options and vesting of restricted shares for each of the named executive officers during fiscal 2012.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
J.C. Bartolacci	-	-	49,433	$1,688,134
S.F. Nicola	-	-	15,570	531,928
B.J. Dunn	-	-	7,500	255,345
S.D. Gackenbach	-	-	417	13,227
B.D. Walters	-	-	4,800	164,976

Retirement Benefits

The Company's domestic retirement plan is noncontributory and provides benefits based upon length of service and final average earnings. Generally, employees age 21 with one year of continuous service are eligible to participate in the retirement plan. The benefit formula is 3/4 of 1% of the first $550 of final average monthly earnings plus 1-1/4% of the excess times years of credited service (maximum 35 years).  The plan is a defined benefit plan and covered compensation is limited generally to base salary or wages. Benefits are not subject to any deduction or offset for Social Security.

In addition to benefits provided by the Company's retirement plan, the Company has a Supplemental Retirement Plan, which provides for supplemental pension benefits to executive officers of the Company designated by the Board of Directors.  Upon normal retirement under this plan, such individuals who meet stipulated age and service requirements are entitled to receive monthly supplemental retirement payments which, when added to their pension under the Company's retirement plan and their maximum anticipated Social Security primary insurance amount, equal, in total, 1.85% of final average monthly earnings (including incentive compensation) times the individual's years of continuous service (subject to a maximum of 35 years).  Upon early retirement under this plan, reduced benefits will be provided, depending upon age and years of service. Benefits under this plan vest based upon the attainment of certain levels of qualified and total continuous service.  The Company has established a non-revocable trust to fund the Supplemental Retirement Plan, and a provision has been made on the Company's books for the actuarially computed obligation.

In 2009, the Committee closed the supplemental plan to new participants and created a separate plan for any new designated executive going forward, limiting its benefit to restoring amounts lost to tax-related limitations under the Company’s regular retirement and 401(k) plans.

The table below sets forth the number of years of credited service and the present value at September 30, 2012 of the accumulated benefits under the each of the retirement plans for each of the named executive officers.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
J.C. Bartolacci	Matthews International Corporation Employees Retirement Plan	14	$321,740	-
	Matthews International Corporation Supplemental Retirement Plan	15	2,039,094	-
S.F. Nicola	Matthews International Corporation Employees Retirement Plan	18	417,911	-
	Matthews International Corporation Supplemental Retirement Plan	19	1,041,518	-
B.J. Dunn	Matthews International Corporation Employees Retirement Plan	12	329,284	-
	Matthews International Corporation Supplemental Retirement Plan	13	299,961	-
S.D. Gackenbach	Matthews International Corporation Employees Retirement Plan	-	7,629	-
B.D. Walters	Matthews International Corporation Employees Retirement Plan	6	82,749	-

(1)
As of September 30, 2012.  Years of credited service for the Matthews International Corporation Employees Retirement Plan begin on the first of the month following the completion of one year of service.  Years of credited service for the Matthews International Corporation Supplemental Retirement Plan begin on the initial date of service.

(2)
The assumptions on which this valuation is based are set forth in Note 11 to the audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 27, 2012.

The Company provides a 401(k) Plan covering substantially all domestic employees of the Company.  Participants may make pre-tax contributions to their account of 1% up to 60% of their annual compensation.  For employees covered under the Matthews International Corporation Employees Retirement Plan, which includes the named executive officers, the Company makes matching contributions to each participant at a rate of 50% of participants’ deferrals up to 1% their annual compensation.  Participants are fully vested immediately in the value of their contributions and fully vested in the value of Company matching contributions after three years of service, provided they are a participant of the plan.

Potential Payments upon Termination or Change in Control

The following discussion describes and quantifies the payments that would be made to each of the named executive officers under a variety of circumstances, assuming that each had taken place on September 30, 2012: (1) the executive resigns voluntarily without the consent of the Company; (2) the executive resigns voluntarily with the consent of the Company; (3) the executive is involuntarily terminated without cause; (4) the executive is involuntarily terminated with cause; (5) the executive dies or becomes permanently disabled while employed; (6) the executive retires; and (7) a change in control of the Company takes place.

Stock Options.  Under the terms of the existing stock option grants, in the event of voluntary termination of employment without the Company’s consent or any involuntary terminations, any unexercised stock options are cancelled at the time of termination.  In the event of retirement or voluntary termination with the Company’s consent, unvested options granted prior to November 2005 continue to time and performance vest for a period of two years following termination and options granted in fiscal 2006 and 2007 continue to performance vest only for a period of two years following termination.  In the event of death or termination due to permanent disability, all outstanding options are exercisable in full.  In the event of a change in control of the Company, as defined in the Company’s 2007 Equity Incentive Plan, all outstanding stock options become immediately exercisable.

Restricted Stock.  Under the terms of the existing restricted stock grants, in the event of voluntary termination of employment without the Company’s consent or any involuntary terminations, any unvested restricted shares are cancelled at the time of termination.  In the event of death or termination due to permanent disability, retirement or voluntary termination with the Company’s consent, unvested performance-based restricted shares continue to performance vest for a period of two years following termination.  In the event of death or termination due to permanent disability, retirement or voluntary termination with the Company’s consent, unvested time-based restricted shares become immediately vested.  In the event of a change in control of the Company, as defined in the Company’s 2007 Equity Incentive Plan, all unvested restricted shares become immediately exercisable.

Supplemental Retirement Plan.  Upon a change in control of the Company, as defined in the Supplemental Retirement Plan, participants accrue five additional years of credited service under the Supplemental Retirement Plan.

The following table provides information on the potential incremental value of executive benefits upon termination of employment prior to and after a change of control, assuming termination would have occurred as of September 30, 2012.

Named Executive	Executive Benefit and Payment upon Separation	Voluntary Termination Without Consent	Voluntary Termination With Consent (1) (3) (4)	Involuntary Termination Without Cause	Involuntary Termination With Cause	Death or Disability (2) (3) (4)	Retirement (1) (3) (4)	Change in Control (2) (5) (6)
J.C. Bartolacci	Stock Options	$0	$0	$0	$0	$0	$0	$0
	Performance-based Restricted Shares	0	0	0	0	0	0	2,903,484
	Time-based Restricted Shares	0	2,475,060	0	0	2,475,060	2,475,060	2,475,060
	Supplemental Retirement Plan	0	0	0	0	0	0	2,940,388
	Total	0	2,475,060	0	0	2,475,060	2,475,060	8,318,932

S.F. Nicola	Stock Options	0	0	0	0	0	0	0
	Performance-based Restricted Shares	0	0	0	0	0	0	983,255
	Time-based Restricted Shares	0	822,137	0	0	822,137	822,167	822,167
	Supplemental Retirement Plan	0	0	0	0	0	0	1,496,058
	Total	0	822,167	0	0	822,167	822,167	3,301,480

B.J. Dunn	Stock Options	0	0	0	0	0	0	0
	Performance-based Restricted Shares	0	0	0	0	0	0	545,706
	Time-based Restricted Shares	0	447,300	0	0	447,300	447,300	447,300
	Supplemental Retirement Plan	0	0	0	0	0	0	649,086
	Total	0	447,300	0	0	447,300	447,300	1,642,092

S.D .Gackenbach	Stock Options	0	0	0	0	0	0	0
	Performance-based Restricted Shares	0	0	0	0	0	0	95,663
	Time-based Restricted Shares	0	108,098	0	0	108,098	108,098	108,098
	Total	0	108,098	0	0	108,098	108,098	203,761

B.D. Walters	Stock Options	0	0	0	0	0	0	0
	Performance-based Restricted Shares	0	0	0	0	0	0	314,601
	Time-based Restricted Shares	0	317,583	0	0	317,583	317,583	317,583
	Total	0	317,583	0	0	317,583	317,583	632,184

(1)
The stock option value represents the value of unvested stock options as of September 30, 2012 that had met performance vesting criteria as of that date and would meet time vesting criteria or before September 30, 2014 (two-year anniversary of assumed termination date of September 30, 2012) (the “assumed vested options”).  For this purpose, if the performance vesting threshold was less than $29.82, the closing price of the Company’s common stock on the last trading day of fiscal 2012, the option was considered to be performance vested. The value of the options is computed by multiplying the number of assumed vested options by the difference between the option exercise price and $29.82.  The option exercise prices for all assumed vested options exceed $29.82, and the value of the options is therefore $0 as of September 30, 2012.

(2)
The stock option value represents the value of all unvested stock options as of September 30, 2012.  The value is computed by multiplying all unvested options by the difference between the option exercise price and $29.82, the closing price of the Company’s common stock on the last trading day of fiscal 2012.  The option exercise prices for all unvested stock options exceed $29.82, and the value of the options is therefore $0 as of September 30, 2012.

(3)
The performance-based restricted share value represents the value of unvested restricted shares as of September 30, 2012 that had not met performance vesting criteria as of that date, but for which the performance vesting threshold was less than $29.82, the closing price of the Company’s common stock on the last trading day of fiscal 2012.  At September 30, 2012, no performance-based restricted shares had a performance vesting threshold less than $29.82, and the value of the performance-based restricted shares is therefore $0 as of September 30, 2012.

(4)
The time-based restricted share value represents the value of unvested restricted shares as of September 30, 2012 that would vest upon termination as of September 30, 2012 (the “assumed vested shares”).  The value of the restricted shares is computed by multiplying the number of assumed vested shares by $29.82, the closing price of the Company’s common stock on the last trading day of fiscal 2012.

(5)
The performance-based and time-based restricted share value represents the value of all unvested restricted shares as of September 30, 2012. The value is computed by multiplying all unvested restricted shares by $29.82, the closing price of the Company’s common stock on the last trading day of fiscal 2012.

(6)
The incremental value of the Supplemental Retirement Plan represents the increase in the accumulated benefit obligation resulting from an additional five years of vested service for eligible participants.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee of Matthews International Corporation is composed of three independent Directors.  The Committee operates under a written charter adopted by the Company’s Board of Directors.

Management of the Company has the primary responsibility for preparing the financial statements, establishing the system of internal controls, and assessing the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee is responsible for reviewing the Company’s financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management, internal audit and the independent registered public accounting firm.  Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has discussed the consolidated financial statements with management, internal audit and the independent registered public accounting firm.  The Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards ("SAS") No. 114, "The Auditor’s Communication With Those Charged With Governance", and such other matters as are required to be discussed under the standards of the Public Company Accounting and Oversight Board.

The Company’s independent registered public accounting firm also provided to the Committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence”, and the Committee discussed with the independent registered public accounting firm that firm’s independence.

The Committee discussed with the Company's independent registered public accounting firm and internal auditors the overall scope and plan for their respective audits.  The Committee meets with the independent registered public accounting firm and internal auditors to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

Based on the Committee’s discussions referred to above and the Committee’s review of the report of the independent registered public accounting firm on the consolidated financial statements of the Company for the year ended September 30, 2012, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2012 for filing with the Securities and Exchange Commission.

Audit Committee:

A. Garcia-Tunon, Chairman
K.E. Dietze
M.K. O’Brien

December 14, 2012

Relationship with Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP ("PwC") has been the independent registered public accounting firm performing the audits of the consolidated financial statements of the Company since 1983.   PwC periodically changes the personnel assigned to the annual audit engagements.  In addition to performing the audit of the Company's consolidated financial statements, PwC provided fees for services related to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act and various other services during fiscal 2012 and 2011.  The aggregate fees (including out-of-pocket expenses) billed for fiscal 2012 and 2011 for each of the following categories of services are set forth below.

	2012	2011

Audit fees (includes audits and reviews of the Company’s fiscal 2012 and 2011 financial statements)	$1,048,311	$1,025,272

Audit-related fees (primarily due diligence and regulatory compliance work)	236,171	129,694

Tax fees (primarily tax planning and advisory work)	456,990	270,829

All other fees	-	-

All services provided by PwC for significant audit, audit-related, tax and other services are approved in advance by the Audit Committee. Fees for the annual audit, including quarterly reviews, are approved by the Audit Committee upon appointment of the Company’s independent registered public accounting firm. Other services are approved in advance on a specific project basis during the year. Examples of such projects include acquisition due diligence and tax assistance engagements.  Where approval in advance by the Audit Committee is not practical due to time constraints, management provides a written description of the engagement to the Chairman of the Audit Committee and obtains the Chairman’s approval prior to proceeding with the engagement.  Ratification of such services by the full Audit Committee is obtained at the next scheduled Audit Committee meeting. The Company’s independent registered public accounting firm provides a summary of audit and other services and related fees to the Audit Committee at each of its regularly scheduled Committee meetings. The summary includes total estimated fees for each individual project.  The Audit Committee also considered whether the provision of non-audit services by PwC is compatible with maintaining the independence of PwC.

CERTAIN TRANSACTIONS

Transactions with related persons are subject to review and approval by the Nominating and Corporate Governance Committee of the Board of Directors.  Written policies and procedures relative to the identification of related party transactions are contained in the Company’s Code of Conduct, and the Committee reviews and evaluates each such transaction based on the specific facts and circumstances involved.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Based solely upon a review of Forms 3 and 4 and amendments thereto, if any, furnished to the Company during its most recent year and representations from reporting persons that no Forms 5 were required, all forms were timely filed.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Shareholders may make proposals for inclusion in the proxy statement and proxy form for the 2014 Annual Meeting of Shareholders.  To be considered for inclusion, any such proposal should be written and mailed to the Secretary of the Company at the corporate office for receipt by September 24, 2013.

Section 2.09 of the By-laws of the Company requires that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing the information specified in such Section 2.09, so that it is received by the Company not later than the notice deadline determined under such Section 2.09.  This notice deadline will generally be 75 days prior to the anniversary of the Company's Annual Meeting for the previous year, or December 7, 2013 for the Company's Annual Meeting in 2014.  Any shareholder proposal received by the Secretary of the Company after December 7, 2013 will be considered untimely under Rule 14a-4(c)(1) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

OTHER MATTERS

The cost of soliciting proxies in the accompanying form will be paid by the Company.   Shareholder votes at the Annual Meeting will be tabulated by the Company's transfer agent, Computershare Trust Company, N.A.  A copy of the Company's Annual Report for 2012 has previously been mailed to each shareholder of record, or will be mailed with this Proxy Statement.

                                                                                     By Order of The Board of Directors

                                                                                     Steven F. Nicola
                                                                                      Corporate Secretary

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Exhibit A

MATTHEWS INTERNATIONAL CORPORATION

2012 EQUITY INCENTIVE PLAN

SECTION 1

Purpose; Definitions

1.1           Purpose.  The purposes of the 2012 Equity Incentive Plan (the "Plan") are to encourage eligible employees of Matthews International Corporation (the "Corporation") and its Subsidiaries to increase their efforts to make the Corporation and each Subsidiary more successful, to provide an additional inducement for such employees to remain with the Corporation or a Subsidiary, to reward such employees by providing an opportunity to acquire shares of Common Stock on favorable terms and to provide a means through which the Corporation may attract able persons to enter the employ of the Corporation or one of its Subsidiaries.

1.2 Certain Definitions.  In addition to terms defined herein in the first place where they are used, the following terms are defined as set forth below:

(a)           “Award” means a stock option, a stock appreciation right, restricted stock, restricted stock units, performance units or other stock-based award granted under the Plan.

(b)           “Base Price” shall have the meaning set forth in Section 5.3.

(c)           "Common Stock" shall mean the Class A Common Stock, par value $1.00 per share, of the Corporation.

(d)           “Fair Market Value” with respect to a share of the Common Stock shall mean the mean between the following prices, as applicable, for the date as of which Fair Market Value is to be determined as quoted in such reliable publication as the Committee, in its sole discretion, may  determine to rely upon:  (i) if the Common Stock is listed on the New York Stock Exchange, the highest and lowest sales prices per share of the Common Stock as quoted in the NYSE-Composite Transactions listing for such date, (ii) if the Common Stock is not listed on such exchange, the highest and lowest sales prices per share of Common Stock for such date on (or on any composite index including) the NASDAQ Exchange or the principal United States of America securities exchange registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”) on which the Common Stock is listed.  If there are no such sale price quotations for the date as of which Fair Market Value is to be determined but there are such sale price quotations within a reasonable period both before and after such date, then Fair Market Value shall be determined by taking a weighted average of the means between the highest and lowest sales prices per share of the Common Stock as so quoted on the nearest date before and the nearest date after the date as of which Fair Market Value is to be determined.  The average should be weighted inversely by the respective numbers of trading days between the selling dates and the date as of which Fair Market Value is to be determined.  If there are no such sale price quotations on or within a reasonable period both before and after the date as of which Fair Market Value is to be determined, then Fair Market Value of the Common Stock shall be the weighted average of the means between such bona fide bid and asked prices on the nearest trading date before and the nearest trading date after the date as of which Fair Market Value is to be determined, if both such dates are within a reasonable period.  The average is to be determined in the manner described above in this definition.  If the Fair Market Value of the Common Stock cannot be determined on the basis previously set forth in this definition on the date as of which Fair Market Value is to be determined, the Committee shall in good faith and in conformance with the requirements of Section 409A of the Code, to the extent applicable to an Award, determine the Fair Market Value of the Common Stock on such date.  Fair Market Value shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse.

(e)           “Free-Standing SARs” shall have the meaning set forth in Section 5.2.

(f)           “Participant” means an eligible employee selected by the Committee who has received an Award under the Plan and any transferee or transferees of such employee to the extent the transfer is permitted under the Plan.

(g)           “Performance Goals” means the performance goals, if any, established by the Committee in connection with the grant of restricted stock, restricted stock units, performance units or other Awards.  In the case of Qualified Performance-Based Awards, the “Performance Goals” means such performance goals based on one or more of the following:

(i)
The following criteria for the Corporation on a consolidated basis, one or more of its direct or indirect Subsidiaries, and/or one or more divisions of the foregoing, either in absolute terms or relative to the performance of (x) the Corporation, its Subsidiaries or divisions (for a different period), (y) one or more other companies or (z) an index covering multiple companies:

1.	net income
2.	net income growth
3.	economic value added (earnings less a capital charge)
4.	EBITDA (earnings before interest, taxes, depreciation and amortization) or adjusted EBITDA
5.	sales
6.	revenue growth
7.	costs
8.	expenses
9.	gross margin
10.	operating margin
11.	pre-tax profit or income
12.	market share
13.	return on net assets
14.	return on assets
15.	return on capital
16.	return on invested capital
17.	cash flow
18.	free cash flow
19.	operating cash flow
20.	operating income
21.	EBIT (earnings before interest and taxes)
22.	debt to earnings (including EBITDA and EBIT)
23.	working capital
24.	working capital as a percent of sales
25.	performance versus budgeted amounts
26.	innovation as measured by a percentage of sales from new products
27.	environmental emissions improvement
28.	workforce diversity
29.	safety performance

(ii)
The following criteria for the Corporation, either in absolute terms or relative to the performance of the Corporation (for a different period), one or more other companies or an index covering multiple companies:

1.	stock price
2.	return on shareholders’ equity
3.	earnings per share (basic, diluted, GAAP or non-GAAP)
4.	cash flow per share
5.	total shareholder return (stock price appreciation plus dividends)

(h)           “Qualified Performance-Based Award” means an Award intended to qualify for the Section 162(m) Exemption, as provided in Section 12.

(i)           "Subsidiary" means any corporation, partnership, joint venture, limited liability company or other entity in an unbroken chain of entities beginning with the Corporation if each of the entities other than the last entity in the unbroken chain owns an equity interest possessing at least fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other entities in the chain.

(j)           “Tandem SARs” shall have the meaning set forth in Section 5.2.

SECTION 2

Administration

2.1.           Committee.  The Plan shall be administered by a Committee (the "Committee") appointed by the Board of Directors of the Corporation (the "Board") and consisting of not less than two members of the Board, who, at the time of their appointment to the Committee and at all times during their service as members of the Committee, are (a) "Non-Employee Directors" as then defined under Rule 16b-3 under the 1934 Act, or any successor rule, (b) "outside directors" under Section 162(m)(4)(C) of the Internal Revenue Code of 1986 as amended (the “Code”) or any successor provision, and (c) independent directors under the applicable rules of any applicable stock exchange, if the Common Stock is subject to such rules.  The Committee shall have plenary authority to interpret the Plan and prescribe such rules, regulations and procedures in connection with the operations of the Plan as it shall deem to be necessary and advisable for the administration of the Plan consistent with the purposes of the Plan.  Without limitation of the foregoing, the Committee shall have the authority, subject to the terms and conditions of the Plan:

(a) to select the employees to whom Awards may be made;

(b) to determine whether and to what extent incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, other Awards of or based upon Common Stock, or any combination thereof, are to be granted hereunder;

(c) to determine the number of shares of Common Stock to be covered by each Award made hereunder;

(d) to determine the terms and conditions of each Award made hereunder, based on such factors as the Committee shall determine;

(e) subject to Section 2.5, to modify, amend or adjust the terms and conditions of any Award;

(f) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(g) to interpret the terms and provisions of the Plan and any Award under the Plan (and any agreement under Section 2.5 relating thereto);

(h) subject to Section 2.5, to accelerate the vesting or lapse of restrictions on any outstanding Award, other than a Qualified Performance-Based Award, based in each case on such considerations as the Committee in its sole discretion determines;

(i) to decide all other matters that must be determined in connection with an Award;

(j) to determine whether, to what extent and under what circumstances cash, shares of Common Stock and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the employee;

(k) to establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable; and

(l) to otherwise administer the Plan.

In determining any Award to be made to any eligible employee, the Committee shall consider the position and the responsibilities of the employee being considered, the nature and value to the Corporation or a Subsidiary of his or her services, his or her present and/or potential contribution to the success of the Corporation or a Subsidiary and such other factors as the Committee may deem relevant.  The Committee may, except to the extent prohibited by applicable law or the listing standards of the stock exchange which is the principal market for the Common Stock, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any officers of the Corporation or committee of officers of the Corporation selected by it, except with respect to Awards (including Qualified Performance-Based Awards) to any covered employees as defined in Section 162(m)(3) of the Code (“Covered Employees”) or persons subject to Section 16 of the 1934 Act.

2.2.           Committee Action.  The Committee shall keep records of action taken at its meetings.  A majority of the Committee shall constitute a quorum at any meeting and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee, shall be the acts of the Committee.

2.3           Committee Discretion.  Any determination made by the Committee or by an appropriately delegated officer pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such officer at the time of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Corporation and the employees eligible under the Plan.

2.4           Cancellation; Suspension; Clawback.  Any or all outstanding Awards to a Participant may, at any time between the date of grant and the third anniversary of any exercise, payment or vesting of such Awards, in the Committee’s sole discretion and subject to such terms and conditions established by the Committee, be cancelled, suspended, or required to be repaid to the Corporation if the Participant (whether during or after termination of employment with the Corporation and its Subsidiaries) (i) engages in the operation or management of a business (whether as owner, partner, officer, director, employee or otherwise) which is in competition with the Corporation or any of its Subsidiaries, (ii) induces or attempts to induce any customer, supplier, licensee or other individual, corporation or other business organization having a business relationship with the Corporation or any of its Subsidiaries to cease doing business with the Corporation or any of its Subsidiaries or in any way interferes with the relationship between any such customer, supplier, licensee or other person and the Corporation or any of its Subsidiaries, (iii) solicits any employee of the Corporation or any of its Subsidiaries to leave the employment thereof or in any way interferes with the relationship of such employee with the Corporation or any of its Subsidiaries, or (iv) makes any statements or comments, orally or in writing, of a defamatory or disparaging nature regarding the Corporation or any of its Subsidiaries (including but not limited to regarding any of their respective businesses, officers, directors, personnel, products or policies), provided, however, that this sentence shall not apply following the occurrence of a Section 11 Event (as defined in Section 11) unless the agreement under Section 2.5 specifically so provides.  Whether a Participant has engaged in any such activities shall also be determined, in its sole discretion, by the Committee, and any such determination by the Committee shall be final and binding.

2.5           Agreements.  The terms and conditions of each Award shall be set forth in a written (or electronic) agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the making of such Award.  The effectiveness of an Award shall be subject to the agreement being signed by the Corporation and the Participant receiving the Award unless otherwise provided in the agreement.  Unless otherwise provided in the agreement, each agreement or amendment thereto shall be executed on behalf of the Corporation by the Chief Executive Officer (if other than the President), the President or any Vice President and by the Participant.  The agreement confirming a stock option shall specify whether the stock option is an incentive stock option or a nonstatutory stock option.  The provisions of such agreements need not be identical.  Without the consent of the Participant, upon notice to the Participant thereof, the Committee may amend any Award to the Participant and the corresponding agreement in any respect not materially adverse to the Participant.  All other amendments to the agreement shall be in writing (including electronic amendments) and executed on behalf of the Corporation and by the Participant.  Any reference in the Plan to the agreement under Section 2.5 shall include any amendment to such agreement.

SECTION 3

Eligibility

Those employees of the Corporation or any Subsidiary (including, but not limited to, Covered Employees) who share responsibility for the management, growth or protection of the business of the Corporation or any Subsidiary shall be eligible to receive Awards as described herein, provided however, that incentive stock options may be granted only to employees of the Corporation and Subsidiaries which are its subsidiaries within the meaning of Section 424(f) of the Code.

SECTION 4

Shares Subject to the Plan

4.1           Number of Shares.  Subject to adjustment as provided in Section 4.5, the maximum aggregate number of shares of the Common Stock for which Awards may be made under the Plan shall be 2,500,000 shares.  The maximum number of shares of Common Stock that may be granted pursuant to options intended to be incentive stock options shall be 1,000,000 shares.

4.2           Individual Limit.  The maximum number of shares of Common Stock as to which Awards other than performance units under Section 8 or Awards under Section 9 may be made under the Plan to any one Participant in any one calendar year is 250,000 shares, subject to adjustment and substitution as set forth in Section 4.5.  For the purposes of this limitation, any adjustment or substitution made pursuant to Section 4.5 in a calendar year with respect to the maximum number of shares set forth in the preceding sentence shall also be made with respect to any shares subject to Awards previously granted under the Plan to such Participant in the same calendar year.

4.3	Share Counting.

(a)           For purposes of the limit set forth in the first sentence of Section 4.1 (but not for purposes of Section 4.2), each share of Common Stock which is subject to an Award other than a stock option or a stock appreciation right shall be counted as two (2) shares rather than one (1) share, provided, however, that in case of performance units, shares of Common Stock shall be counted as two (2) shares rather than one (1) share for each actual share issued only at the time, if any, of the actual issuance of shares pursuant to the performance unit Award.

(b)           Except in the case of performance unit Awards (where shares of Common Stock are counted only upon actual issuance of the shares pursuant to Section 4.3(a)) to the extent that any Award is forfeited, or any option and the Tandem SAR (if any) or any Free-Standing SAR terminates, expires or lapses without being exercised, or any Award is settled for cash, the shares of Common Stock subject to such Awards shall again be available for Awards under the Plan under Section 4.1.  However, shares of Common Stock subject to such Awards shall continue to be counted for purposes of Section 4.2 or Section 9, as applicable.

(c)           If the exercise price of any option and/or the tax withholding obligations relating to any Awards are satisfied by delivering shares (either actually or through attestation) or withholding shares relating to such Award, the gross number of shares subject to the Award shall nonetheless be deemed to have been granted for purposes of Sections 4.1 and 4.2 and any shares which are delivered will not be added to the aggregate number of shares under Section 4.1 for which Awards may be made under the Plan.

(d)           If a Tandem SAR is granted, each share of Common Stock subject to both the Tandem SAR and related stock option shall be counted as only one share of Common Stock for purposes of Sections 4.1 and 4.2.

(e)           Each share of Common Stock subject to a stock option (with or without a Tandem SAR) or a Free-Standing SAR shall be counted as one share of Common Stock for purposes of Sections 4.1 and 4.2.

(f)           All shares of Common Stock covered by a stock appreciation right, to the extent it is exercised and shares of Common Stock are actually issued upon exercise of the right, shall be counted for purposes of Sections 4.1 and 4.2, regardless of the number of shares used to settle the stock appreciation right upon exercise.

4.4           Common Stock.  To the extent that the Corporation has such shares of Common Stock available to it and can issue such shares without violating any law or regulation, the Corporation will reserve Common Stock for issuance with respect to an Award payable in Common Stock.  The shares of Common Stock which may be issued under the Plan may be either authorized but unissued shares or shares previously issued and thereafter acquired by the Corporation or partly each, as shall be determined from time to time by the Board.

4.5           Adjustment and Substitution of Shares.  In the event of a merger, consolidation, acquisition of shares, stock rights offering, liquidation, separation, spinoff, disaffiliation of a Subsidiary from the Corporation, extraordinary dividend of cash or other property, or similar event affecting the Corporation or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to prevent the dilution or enlargement of the rights of Participants to (A) the aggregate number and kind of shares of Common Stock reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 4.1 and 4.2 upon certain types of Awards and upon the Awards to individuals, (C) the number and kind of shares of Common Stock subject to outstanding Awards; and (D) the exercise price of outstanding Awards.  In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Corporation (each, a “Share Change”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to prevent the dilution or enlargement of the rights of Participants to (A) the aggregate number and kind of shares of Common Stock reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 4.1 and 4.2 upon certain types of Awards and upon the Awards to individuals, (C) the number and kind of shares of Common Stock subject to outstanding Awards; and (D) the exercise price of outstanding Awards. In the case of Corporate Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which shareholders of Common Stock receive consideration other than publicly-traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an option or stock appreciation right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share pursuant to such Corporate Transaction over the exercise price of such option or stock appreciation right shall conclusively be deemed valid); (2) the substitution of other property (including, without limitation, cash or other securities of the Corporation and securities of entities other than the Corporation) for the shares subject to outstanding Awards; and (3) in connection with any disaffiliation of a Subsidiary, arranging for the assumption of Awards, or replacement of Awards with new Awards based on other property or other securities (including, without limitation, other securities of the Corporation and securities of entities other than the Corporation), by the affected Subsidiary, or by the entity that controls such Subsidiary following such disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Corporation securities). The Committee shall adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Corporation’s financial statements, notes to the financial statements, management’s discussion and analysis or other of the Corporation’s SEC filings, provided that in the case of Performance Goals applicable to any Qualified Performance-Based Awards, such adjustment does not violate Section 162(m) of the Code or cause such Awards not to qualify for the Section 162(m) Exemption, as defined in Section 12.1.  No adjustment or substitution provided in this Section 4.5 shall require the Corporation or any other entity to issue or sell a fraction of a share or other security.  Except as provided in this Section 4.5, a Participant shall not have any rights with respect to any Corporate Transaction or Share Change.

4.6           Section 409A; Section 162(m); Incentive Stock Options.  Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 4.5 to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 4.5 to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code; and (iii) in any event, neither the Committee nor the Board shall have the authority to make any adjustments pursuant to Section 4.5 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the grant date of the Award to be subject thereto.  If any such adjustment or substitution provided for in Section 4.5 requires the approval of shareholders in order to enable the Corporation to grant incentive stock options or to comply with Section 162(m) of the Code, then no such adjustment or substitution shall be made without the required shareholder approval.  Notwithstanding the foregoing, in the case of incentive stock options, if the effect of any such adjustment or substitution would be to cause the option to fail to continue to qualify as an incentive stock option or to cause a modification, extension or renewal of such option within the meaning of Section 424 of the Code, the Committee may determine that such adjustment or substitution not be made but rather shall use reasonable efforts to effect such other adjustment of each then outstanding incentive stock option as the Committee, in its sole discretion, shall deem equitable and which will not result in any disqualification, modification, extension or renewal (within the meaning of Section 424 of the Code) of such incentive stock option.

SECTION 5

Grant of Stock Options and Stock Appreciation Rights

5.1           Types of Options; Limit on Incentive Stock Options.  The Committee shall have authority, in its sole discretion, to grant "incentive stock options" pursuant to Section 422 of the Code, to grant "nonstatutory stock options" (i.e., stock options which do not qualify under Sections 422 or 423 of the Code) or to grant both types of stock options (but not in tandem).  Notwithstanding any other provision contained in the Plan or in any agreement under Section 2.5, but subject to the possible exercise of the Committee's discretion contemplated in the last sentence of this Section 5.1, the aggregate Fair Market Value on the date of grant of the shares with respect to which such incentive stock options are exercisable for the first time by a Participant during any calendar year under all plans of the corporation employing such Participant, any parent or subsidiary corporation of such corporation and any predecessor corporation of any such corporation shall not exceed $100,000.  If the date on which one or more incentive stock options could first be exercised would be accelerated pursuant to any provision of the Plan or any agreement under Section 2.5 and the acceleration of such exercise date would result in a violation of the $100,000 restriction set forth in the preceding sentence, then, notwithstanding any such provision, but subject to the provisions of the next succeeding sentence, the exercise dates of such incentive stock options shall be accelerated only to the extent, if any, that does not result in a violation of such restriction and, in such event, the exercise dates of the incentive stock options with the lowest option prices shall be accelerated to the earliest such dates.  The Committee may, in its sole discretion, authorize the acceleration of the exercise date of one or more incentive stock options even if such acceleration would violate the $100,000 restriction set forth in the second sentence of this Section 5.1 and even if one or more such incentive stock options are thereby converted in whole or in part to nonstatutory stock options.

5.2           Types and Nature of Stock Appreciation Rights.  Stock appreciation rights may be tandem stock appreciation rights which are granted in conjunction with incentive stock options or nonstatutory stock options (“Tandem SARs”), or stock appreciation rights which are not granted in conjunction with options (“Free-Standing SARs”).  Upon the exercise of a stock appreciation right, the Participant shall be entitled to receive an amount in cash, shares of Common Stock, or both, in value equal to the product of (i) the excess of the Fair Market Value of one share of Common Stock on the date of exercise of the stock appreciation right over, in the case of a Tandem SAR, the exercise price of the related option, or in the case of a Free-Standing SAR, the Base Price per share (the “Spread”), multiplied by (ii) the number of shares of Common Stock in respect of which the stock appreciation right has been exercised.  Notwithstanding the foregoing, the Committee at the time it grants a stock appreciation right may provide that the Spread covered by such stock appreciation right may not exceed a lower specified amount.  The applicable agreement under Section 2.5 governing the stock appreciation rights shall specify whether such payment is to be made in cash or Common Stock or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the stock appreciation right.  Tandem SARs may be granted at the grant date of the related stock options or, in the case of a related nonstatutory stock option, also at a later date.  At the time a Tandem SAR is granted, the Committee may limit the exercise period for such Tandem SAR, before and after which period no Tandem SAR shall attach to the underlying stock option.  In no event shall the exercise period for a Tandem SAR exceed the exercise period for the related stock option.  A Tandem SAR shall be exercisable only at such time or times and to the extent that the related option is exercisable in accordance with the provisions of this Section 5.  A Tandem SAR shall terminate or be forfeited upon the exercise or forfeiture of the related stock option, and the related stock option shall terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.  Any Tandem SAR granted with a related incentive stock option shall be exercisable only when the Fair Market Value of a share of Common Stock exceeds the exercise price for a share of Common Stock under the related incentive stock option.

5.3           Exercise Price and Base Price.  The exercise price per share of Common Stock subject to an option and any Tandem SAR, and the base price per share for any Free-Standing SAR (the “Base Price”), shall be determined by the Committee and set forth in the applicable agreement under Section 2.5, and shall not be less than the Fair Market Value of a share of the Common Stock on the applicable grant date, except that in the case of an incentive stock option granted to a Participant who, immediately prior to such grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or any Subsidiary which is a corporation (a "Ten Percent Employee"), the exercise price shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date of grant.  For purposes of this Section 5.3, an individual (i) shall be considered as owning not only shares of stock owned individually but also all shares of stock that are at the time owned, directly or indirectly, by or for the spouse, ancestors, lineal descendants and brothers and sisters (whether by the whole or half blood) of such individual and (ii) shall be considered as owning proportionately any shares owned, directly or indirectly, by or for any corporation, partnership, estate or trust in which such individual is a shareholder, partner or beneficiary.  In no event may any option or stock appreciation right granted under this Plan, other than pursuant to Section 4.5, be amended to decrease the exercise price or Base Price thereof, be cancelled in conjunction with the grant of any new option or stock appreciation right with a lower exercise price or Base Price, be cancelled or repurchased for cash, property, or another Award at a time when the exercise price or Base Price is greater than the Fair Market Value of the underlying Common Stock, or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such option or stock appreciation right, unless such amendment, cancellation, or action is approved by the Corporation’s shareholders.

5.4           Term; Vesting and Exercisability.  The term of each option and each stock appreciation right shall be fixed by the Committee, but shall not exceed ten years from the date of grant (five years in the case of an incentive stock option granted to a Ten Percent Employee).  Except as otherwise provided herein, options and stock appreciation rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and may be exercisable commencing with the grant date.

5.5           Method of Exercise.  Subject to the provisions of this Section 5, options and stock appreciation rights may be exercised, in whole or in part (unless otherwise specified by the Committee in its sole discretion), at any time during the applicable term by giving written notice of exercise to the Corporation specifying the number of shares of Common Stock as to which the option or stock appreciation rights is being exercised.  In the case of the exercise of an option, such notice shall be accompanied by payment in full of the exercise price in United States of America dollars by certified or bank check or wire of immediately available funds. If approved by the Committee (at the time of grant in the case of an incentive stock option or at any time in the case of a nonstatutory stock option), payment, in full or in part, may also be made as follows:

(a)           Payment may be made in the form of unrestricted shares of Common Stock (by delivery of such shares or by attestation) of the same class as the Common Stock subject to the option already owned by the Participant (based on the Fair Market Value of the Common Stock on the date the option is exercised) provided however, that any portion of the exercise price representing a fraction of a share shall be paid in cash;

(b)           To the extent permitted by applicable law, payment may be made by delivering a properly executed exercise notice to the Corporation, together with a copy of irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds necessary to pay the exercise price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Corporation may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms.  In the event the broker sells any shares on behalf of a Participant, the broker shall be acting solely as the agent of the Participant, and the Corporation disclaims any responsibility for the actions of the broker in making any such sales; and/or

(c)           With such other instrument as approved by the Committee, including Corporation loans, to the extent permitted by applicable law.

5.6           Delivery; Rights of Shareholders.  No shares shall be delivered pursuant to the exercise of an option until the exercise price for the option has been fully paid and applicable taxes have been withheld.  Unless otherwise specified by the Committee, the applicable Participant shall have all of the rights of a shareholder of the Corporation holding Common Stock with respect to the shares of Common Stock to be issued upon the exercise of the option or stock appreciation right (including the right to vote the applicable shares and the right to receive dividends), when the Participant (i) has given written notice of exercise in accordance with the procedures established by the Committee, (ii) if requested, has given the representation described in Section 10, and (iii) in the case of an option, has paid in full the exercise price for such shares.

5.7           Nontransferability of Options and Stock Appreciation Rights.  Unless the Committee shall otherwise determine in the case of nonstatutory stock options and stock appreciation rights and limited to a transfer without the payment of value or consideration to the Participant, (i) no option or stock appreciation right shall be transferable by a Participant other than by will, or if the Participant dies intestate, by the laws of descent and distribution of the state of domicile of the Participant at the time of death, and (ii) all stock options and stock appreciation rights shall be exercisable during the lifetime of the Participant only by the Participant (or the Participant’s guardian or legal representative).  Any Tandem SAR shall be transferable only when the related stock option is transferable and with the related stock option.

5.8           Termination of Employment.  Unless the Committee, in its sole discretion, shall otherwise determine at the time of grant of the Award or, other than in the case of incentive stock options, thereafter, but subject to the provisions of Section 5.1 in the case of incentive stock options:

(a)           If the employment of a Participant who is not disabled within the meaning of Section 422(c)(6) of the Code (a "Disabled Participant") is voluntarily terminated with the consent of the Corporation or a Subsidiary or a Participant retires under any retirement plan of the Corporation or a Subsidiary, any then outstanding incentive stock option held by such Participant shall be exercisable by the Participant (but only to the extent exercisable by the Participant immediately prior to the termination of employment) at any time prior to the expiration date of such incentive stock option or within three months after the date of termination of employment, whichever is the shorter period;

(b)           If the employment of a Participant who is not a Disabled Participant is voluntarily terminated with the consent of the Corporation or a Subsidiary or a Participant retires under any retirement plan of the Corporation or a Subsidiary, any then outstanding nonstatutory stock option or stock appreciation right held by such Participant shall be exercisable by the Participant (but only to the extent exercisable by the Participant immediately prior to the termination of employment) at any time prior to the expiration date of such nonstatutory stock option or stock appreciation right or within one year after the date of termination of employment, whichever is the shorter period;

(c)           If the employment of a Participant who is a Disabled Participant is voluntarily terminated with the consent of the Corporation or a Subsidiary, any then outstanding stock option or stock appreciation right held by such Participant shall be exercisable in full (whether or not so exercisable by the Participant immediately prior to the termination of employment) by the Participant at any time prior to the expiration date of such stock option or stock appreciation right or within one year after the date of termination of employment, whichever is the shorter period;

(d)           Following the death of a Participant during employment, any outstanding stock option or stock appreciation right held by the Participant at the time of death shall be exercisable in full (whether or not so exercisable by the Participant immediately prior to the death of the Participant) by the person entitled to do so under the will of the Participant, or, if the Participant shall fail to make testamentary disposition of the stock option or stock appreciation right or shall die intestate, by the legal representative of the Participant at any time prior to the expiration date of such stock option or stock appreciation right or within one year after the date of death, whichever is the shorter period;

(e)           Following the death of a Participant after termination of employment during a period when a stock option or stock appreciation right is exercisable, any outstanding stock option or stock appreciation right held by the Participant at the time of death shall be exercisable by such person entitled to do so under the will of the Participant or by such legal representative (but only to the extent the stock option or stock appreciation right was exercisable by the Participant immediately prior to the death of the Participant) at any time prior to the expiration date of such stock option or stock appreciation right or within one year after the date of death, whichever is the shorter period; and

(f)           Unless the exercise period of a stock option or stock appreciation right following termination of employment has been extended as provided in Section 11.3, if the employment of a Participant terminates for any reason other than voluntary termination with the consent of the Corporation or a Subsidiary, retirement under any retirement plan of the Corporation or a Subsidiary or death, all outstanding stock options and stock appreciation rights held by the Participant at the time of such termination of employment shall automatically terminate.

Whether termination of employment is a voluntary termination with the consent of the Corporation or a Subsidiary and whether a Participant is a Disabled Participant shall be determined in each case, in its sole discretion, by the Committee (or, in the case of Participants who are not (i) Covered Employees as of the end of the Corporation’s immediately preceding fiscal year or (ii) the Chief Executive Officer of the Corporation, by such Chief Executive Officer, in his sole discretion) and any such determination by the Committee or such Chief Executive Officer shall be final and binding.  Without limitation of the foregoing, a termination of employment by the Participant shall not be a voluntary termination with the consent of the Corporation unless the Committee or, if applicable, such Chief Executive Officer, in its or his sole discretion, specifically consents to the termination of employment in writing.  Termination of employment under the Plan shall occur only if the Participant is no longer employed by the Corporation or any Subsidiary.  An approved leave of absence by the Participant from the Corporation or any Subsidiary shall not constitute a termination of employment under the Plan.

5.9           Other Terms and Conditions.  Subject to the foregoing provisions of this Section 5 and the other provisions of the Plan, any stock option or stock appreciation right granted under the Plan may be exercised at such times and in such amounts and be subject to such restrictions and other terms and conditions, if any, as shall be determined, in its sole discretion, by the Committee and set forth in the agreement under Section 2.5.

SECTION 6

Restricted Stock

6.1           Restricted Stock Awards; Certificates.  Shares of restricted stock are actual shares of Common Stock issued to a Participant, and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates.  Any certificate issued in respect of shares of restricted stock shall be registered in the name of the applicable Participant and, unless held by or on behalf of the Corporation in escrow or custody until the restrictions lapse or the shares are forfeited, shall bear an appropriate conspicuous legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Matthews International Corporation 2012 Equity Incentive Plan and a corresponding agreement. Copies of such Plan and agreement are on file at the offices of Matthews International Corporation, Two NorthShore Center, Pittsburgh, PA 15212-5851.”

The Committee may require that the certificates evidencing such shares be held in escrow or custody by or on behalf of the Corporation until the restrictions thereon shall have lapsed or the shares are forfeited and that, as a condition of any Award of restricted stock, the applicable Participant deliver to the Corporation a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

6.2           Terms and Conditions.  Shares of restricted stock shall be subject to the restrictions set forth in Section 15.11 and the following terms and conditions:

(a)           The Committee shall, prior to or at the time of grant, condition the vesting of an Award of restricted stock upon (i) the continued service of the applicable Participant, (ii) the attainment of Performance Goals, or (iii) the attainment of Performance Goals and the continued service of the applicable Participant.  The Committee shall establish at the time the restricted stock is granted the performance periods during which any Performance Goals specified by the Committee with respect to the restricted stock Award are to be measured.  In the event that the Committee conditions the vesting of an Award of restricted stock upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate an Award of restricted stock as a Qualified Performance-Based Award.  The conditions for vesting and the other provisions of restricted stock Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient, and shall be established by the Committee in its sole discretion.  Except in the case of a Qualified Performance-Based Award and subject to the restrictions set forth in Section 15.11, the Committee at any time after the date of grant, in its sole discretion, may modify or waive any of the conditions applicable to an Award of restricted stock.

(b)           Subject to the provisions of the Plan (including Section 6.3) and the applicable agreement under Section 2.5, during the period, if any, set by the Committee, commencing with the date of such restricted stock Award for which such vesting restrictions apply (the “Restriction Period”), and until the expiration of the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of such restricted stock.  A restricted stock Award may vest in part on a pro rata basis prior to the expiration of any Restriction Period.

(c)           Except as provided in this Section 6 and in the applicable agreement under Section 2.5, the applicable Participant shall have, with respect to the shares of restricted stock, all of the rights of a shareholder of the Corporation holding the Common Stock that is the subject of the restricted stock, including, if applicable, the right to vote the shares and the right to receive any cash dividends.  If so determined by the Committee and set forth in the applicable agreement under Section 2.5 and subject to Section 15.4, cash dividends on the Common Stock that is the subject of the restricted stock Award may be (i) automatically deferred and reinvested in additional restricted stock, and held subject to the same vesting and forfeiture conditions of the underlying restricted stock, or (ii) held by the Corporation in cash (without any payment of interest thereon) subject to the same vesting and forfeiture conditions of the restricted stock with respect to which the dividends are payable.  Unless otherwise determined by the Committee and set forth in the applicable agreement under Section 2.5, any Common Stock or other securities payable with respect to any restricted stock as a result of or pursuant to Section 4.5, shall be held subject to the same vesting and forfeiture conditions of the underlying restricted stock.

(d)           As soon as practicable after the applicable Restriction Period has ended, the Committee shall determine and certify (in writing in the case of Qualified Performance-Based Awards) whether and the extent to which the service period and/or the Performance Goals were met for the applicable restricted stock.  If the vesting condition or conditions applicable to the restricted stock are not satisfied by the time the Restriction Period has expired, such restricted stock shall be forfeited.  If and when the Restriction Period expires without a prior forfeiture of the shares of restricted stock (i) if legended certificates have been issued, unlegended certificates for such shares shall be delivered to the Participant upon surrender of the legended certificates, (ii) if legended certificates have not yet been issued, unlegended certificates (and any related blank stock powers previously executed by the Participant) shall be delivered to the Participant, and (iii) any cash dividends held by the Corporation pursuant to Section 6.2(c) shall be delivered to the Participant.

6.3           Permitted Transfers.  Neither this Section 6 nor any other provision of the Plan shall preclude a Participant from transferring or assigning restricted stock, without the payment of value or consideration to the Participant, to (i) the trustee of a trust that is revocable by such Participant alone, both at the time of the transfer or assignment and at all times thereafter prior to such Participant's death or (ii) the trustee of any other trust to the extent approved in advance by the Committee, in its sole discretion, in writing.  A transfer or assignment of restricted stock from such trustee to any person other than such Participant shall be permitted only to the extent approved in advance by the Committee, in its sole discretion, in writing, and restricted stock held by such trustee shall be subject to all of the conditions and restrictions set forth in the Plan and in the applicable agreement under Section 2.5 as if such trustee were a party to such agreement.

SECTION 7

Restricted Stock Units

7.1           Restricted Stock Unit Awards.  Restricted stock units are Awards denominated in shares of Common Stock that will be settled, subject to the terms and conditions of the restricted stock units and at the sole discretion of the Committee, in an amount in cash, shares of Common Stock, or both, based upon the Fair Market Value of a specified number of shares of Common Stock.

7.2 Terms and Conditions.  Restricted stock units shall be subject to the restrictions set forth in Section 15.11 and the following terms and conditions:

(a)           The Committee shall, prior to or at the time of grant, condition the vesting of restricted stock units upon (i) the continued service of the applicable Participant, (ii) the attainment of Performance Goals or (iii) the attainment of Performance Goals and the continued service of the applicable Participant. In the event that the Committee conditions the vesting of restricted stock units upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate the restricted stock units as a Qualified Performance-Based Award.  The Committee shall determine the performance period(s) during which any Performance Goals are to be achieved.  The conditions for grant or vesting and the other provisions of restricted stock units (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. An Award of restricted stock units shall be settled as and when the restricted stock units vest, as determined and certified (in writing in the case of Qualified Performance-Based Awards) by the Committee, or at a later time specified by the Committee or in accordance with an election of the Participant, if the Committee so permits.  Except in the case of a Qualified Performance-Based Award and subject to the restrictions set forth in Section 15.11, the Committee at any time after the date of grant, in its sole discretion, may modify or waive any of the conditions applicable to an Award of restricted stock units.

(b)           Subject to the provisions of the Plan and the applicable agreement under Section 2.5, during the period, if any, set by the Committee, commencing with the date of grant of such restricted stock units for which such vesting restrictions apply (the “Units Restriction Period”), and until the expiration of the Units Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber restricted stock units.  A restricted stock unit may vest in part prior to the expiration of any Units Restriction Period.

(c)           Participants granted restricted stock units shall not be entitled to any dividends payable on the Common Stock unless the agreement under Section 2.5 for restricted stock units specifies to what extent and on what terms and conditions the applicable Participant shall be entitled to receive current or deferred payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock (subject to Section 15.4 below).  Restricted stock units shall not have any voting rights, and holders of restricted stock units shall not be shareholders of the Corporation unless and until shares of Common Stock are issued by the Corporation (in book-entry form or otherwise).

SECTION 8

Performance Units

Performance units may be granted hereunder to eligible employees, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan.  The Committee shall establish at the time the performance unit is granted the performance period(s) during which any Performance Goals specified by the Committee with respect to the Award are to be measured, provided, however, that performance units shall be subject to the restrictions set forth in Section 15.11.  The Performance Goals to be achieved during any performance period(s) and the length of the performance period(s) shall be determined by the Committee upon the grant of each performance unit.  The Committee may, in connection with the grant of performance units, designate them as Qualified Performance-Based Awards.

The conditions for grant or vesting and the other provisions of performance units (including without limitation any applicable Performance Goals) need not be the same with respect to each Participant.  Performance units may be paid in cash, shares of Common Stock, other property or any combination thereof, in the sole discretion of the Committee as set forth in the applicable agreement under Section 2.5.  Performance units shall not have any voting rights, and holders of performance units shall not be shareholders of the Corporation unless and until shares of Common Stock are issued by the Corporation (in book-entry form or otherwise).  The Performance Goals to be achieved for each performance period, whether the Performance Goals have been achieved, and the amount of the Award to be distributed shall be conclusively determined and certified (in writing in the case of Qualified Performance-Based Awards) by the Committee.  Performance units may be paid in a lump sum or in installments following the close of the performance period(s).  The Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber performance units.  The maximum value of the property, including cash, that may be paid or distributed to any Participant pursuant to a grant of performance units made in any one calendar year shall be five million United States of America dollars ($5,000,000).  Except in the case of a Qualified Performance-Based Award and subject to the restrictions set forth in Section 15.11, the Committee at any time after the grant of performance units, in its sole discretion, may modify or waive any of the conditions applicable to an Award of performance units.

SECTION 9

Other Stock-Based Awards

The Committee may award Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including but not limited to, unrestricted stock or dividend equivalents.  Any such Award shall be subject to the restrictions set forth in Section 15.11 and such other terms and conditions as established by the Committee, and may include Qualified Performance-Based Awards.  The maximum value of Common Stock and other property, including cash, that may be paid or distributed to any Participant pursuant to this Section 9 (and not pursuant to other sections of the Plan) in any one calendar year shall be five million United States of America dollars ($5,000,000).

SECTION 10

Issuance of Shares

The Committee may require each person purchasing or receiving shares of Common Stock pursuant to an Award to represent to and agree with the Corporation in writing that such person is acquiring the shares only for investment and without a present view to the sale or distribution thereof.  The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.  The obligation of the Corporation to issue shares of Common Stock under the Plan shall be subject to (i) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to such shares, if deemed necessary or appropriate by counsel for the Corporation, (ii) the condition that the shares shall have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange, if any, on which the shares of Common Stock may then be listed, (iii) all other applicable laws, regulations, rules and orders which may then be in effect and (iv) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable.

The inability or impracticability of the Corporation to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Corporation’s counsel to be necessary to the lawful issuance, sale or delivery of any shares of Common Stock hereunder, shall relieve the Corporation of any liability in respect of the failure to issue, sell or deliver such shares of Common Stock as to which such requisite authority shall not have been obtained.

SECTION 11

Additional Rights in Certain Events

11.1           Definitions.

For purposes of this Section 11, the following terms shall have the following meanings:

(1)           The term "Person" shall be used as that term is used in Sections 13(d) and 14(d) of the 1934 Act as in effect on the effective date of the Plan.

(2)           "Beneficial Ownership" shall be determined as provided in Rule 13d-3 under the 1934 Act as in effect on the effective date of the Plan.

(3)           "Voting Shares" shall mean all securities of a corporation entitling the holders thereof to vote in an annual election of Directors (without consideration of the rights of any class of stock other than the common stock of the corporation to elect directors by a separate class vote); and a specified percentage of "Voting Power" of a corporation shall mean such number of the Voting Shares as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of a corporation to elect directors by a separate class vote).

(4)           "Section 11 Event" shall mean the date upon which any of the following events occurs:

(a)           The Corporation acquires actual knowledge that any Person other than the Corporation, a Subsidiary or any employee benefit plan(s) sponsored by the Corporation has acquired the Beneficial Ownership, directly or indirectly, of securities of the Corporation entitling such Person to 20% or more of the Voting Power of the Corporation;

(b)           At any time less than 60% of the members of the Board of Directors (excluding vacant seats) shall be individuals who were either (i) Directors on the effective date of the Plan or (ii) individuals whose election, or nomination for election, was approved by a vote (including a vote approving a merger or other agreement providing the membership of such individuals on the Board of Directors) of at least two-thirds of the Directors then still in office who were Directors on the effective date of the Plan or who were so approved (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors relating to the election of Directors which would be subject to Rule 14a-11 under the 1934 Act, or any successor rule, including by reason of any agreement intended to avoid or settle any such election contest or proxy contest);

(c)           The consummation of a merger, consolidation, share exchange, division or sale or other disposition of assets of the Corporation as a result of which the shareholders of the Corporation immediately prior to such transaction shall not hold, directly or indirectly, immediately following such transaction, a majority of the Voting Power of (i) in the case of a merger or consolidation, the surviving or resulting corporation, (ii) in the case of a share exchange, the acquiring corporation or (iii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the transaction, holds more than 30% of the consolidated assets of the Corporation immediately prior to the transaction; or

(d)           The commencement of any liquidation or dissolution of the Corporation (other than pursuant to any transfer of 70% or more of the consolidated assets of the Corporation to an entity or entities controlled by the Corporation and/or its shareholders following such liquidation or dissolution);

provided, however, that if securities beneficially owned by a Participant are included in determining the Beneficial Ownership of a Person referred to in paragraph 4(a) above, then no Section 11 Event with respect to such Participant shall be deemed to have occurred by reason of such event.

11.2           Acceleration of the Exercise Date of Stock Options and Stock Appreciation Rights.  Subject to the provisions of Section 5 in the case of incentive stock options and Section 11.6, unless the agreement under Section 2.5 shall otherwise provide, notwithstanding any other provision contained in the Plan, in case any Section 11 Event occurs all outstanding stock options and stock appreciation rights (other than those held by a Participant referred to in the proviso to Section 11.1(4)) shall become immediately and fully exercisable whether or not otherwise exercisable by their terms.

11.3           Extension of the Expiration Date of Stock Options and Stock Appreciation Rights.  Subject to the provisions of Section 5 in the case of incentive stock options and Section 11.6, unless the agreement under Section 2.5 shall otherwise provide, notwithstanding any other provision contained in the Plan, all stock options and stock appreciation rights held by a Participant (other than those held by a Participant referred to in the proviso to Section 11.1(4)) whose employment with the Corporation or a Subsidiary terminates within one year of any Section 11 Event for any reason other than voluntary termination with the consent of the Corporation or a Subsidiary, retirement under any retirement plan of the Corporation or a Subsidiary or death shall be exercisable for a period of three months from the date of such termination of employment, but in no event after the expiration date of the stock option or stock appreciation right.

11.4           Lapse of Restrictions on Restricted Stock Awards.  Unless the agreement under Section 2.5 shall otherwise provide, notwithstanding any other provision contained in the Plan other than Section 11.6, if any Section 11 Event occurs prior to the scheduled lapse of all restrictions applicable to restricted stock Awards under the Plan (including but not limited to Qualified Performance-Based Awards), all such restrictions (other than those applicable to a Participant referred to in the proviso to Section 11.1(4)) shall lapse upon the occurrence of any such Section 11 Event regardless of the scheduled lapse of such restrictions.

11.5           Vesting of Restricted Stock Units and Performance Units.  Unless the agreement under Section 2.5 shall otherwise provide, notwithstanding any other provision contained in the Plan other than Section 11.6, if any Section 11 Event occurs, all restricted stock units and performance units (including but not limited to Qualified Performance-Based Awards) (other than those held by a Participant referred to in the proviso to Section 11.1(4)) shall be considered to be earned and payable in full, any vesting conditions shall be considered to have been satisfied, and such restricted stock units and performance units shall be settled in cash as promptly as is practicable after the Section 11 Event.

11.6           Code Section 409A.  Notwithstanding the foregoing, if any Award is subject to Section 409A of the Code, this Section 11 shall be applicable only to the extent specifically provided in the agreement under Section 2.5 applicable to the Award and permitted pursuant to Section 12.2.

SECTION 12

Qualified Performance-Based Awards; Section 409A

12.1           Qualified Performance-Based Awards.

(a)           The provisions of this Plan are intended to ensure that all options and stock appreciation rights granted hereunder to any Participant who is or may be a Covered Employee in the tax year in which any amount attributable to such option or stock appreciation right is expected to be deductible to the Corporation qualify for the exemption from the limitation on deductions imposed by Section 162(m) of the Code (the “Section 162(m) Exemption”), and all such Awards shall therefore be considered Qualified Performance-Based Awards and this Plan shall be interpreted and operated consistent with that intention.  When granting any Award other than an option or stock appreciation right, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that (i) the recipient is or may be a Covered Employee with respect to such Award, and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption, and the terms of any such Award (and of the grant thereof) shall be consistent with such designation.  With respect to Qualified Performance-Based Awards, within 90 days after the commencement of a performance period or, if earlier, by the expiration of 25% of a performance period, the Committee will designate one or more performance periods, determine the Participants for the performance periods and establish the Performance Goals for the performance periods.

(b)           Each Qualified Performance-Based Award (other than an option or stock appreciation right) shall be earned, vested and/or payable (as applicable) upon certification in writing by the Committee of the achievement of one or more Performance Goals, together with the satisfaction of any other conditions, such as continued employment, as previously established by the Committee with respect to such Award.

(c)           Notwithstanding any provision in the Plan or in any agreement under Section 2.5, to the extent that any such provision or action of the Committee would cause any Qualified Performance-Based Award not to qualify for the Section 162(m) Exemption, such provision or action shall be null and void as it relates to Covered Employees, to the extent permitted by law and deemed advisable by the Committee.

12.2           Code Section 409A.  It is the intention of the Corporation that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided in the immediately following sentence, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly.  The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or shares of Common Stock pursuant thereto and any rules regarding treatment of such Awards in the event of a Section 11 Event, shall be set forth in the applicable agreement under Section 2.5, and shall comply in all respects with Section 409A of the Code.

SECTION 13

Effect of the Plan on the Rights of Employees and Employer

Neither the adoption of the Plan nor any action of the Board or the Committee pursuant to the Plan shall be deemed to give any employee any right to be granted any Award under the Plan.  Nothing in the Plan, in any Award under the Plan or in any agreement under Section 2.5 providing for any Award under the Plan shall confer any right to any employee to continue in the employ of the Corporation or any Subsidiary or interfere in any way with the rights of the Corporation or any Subsidiary to terminate the employment of any employee at any time or adjust the compensation of any employee at any time.

SECTION 14

Amendment or Termination

The right to amend the Plan at any time and from time to time and the right to terminate the Plan are hereby specifically reserved to the Board; provided that no such amendment of the Plan shall, without shareholder approval (a) increase the maximum aggregate number of shares of Common Stock for which Awards may be made under Section 4.1 of the Plan, (b) increase the maximum aggregate number of shares of Common Stock as to which incentive stock options may be granted under Section 4.1 of the Plan, (c) make any changes in the class of employees eligible to receive Awards under the Plan, (d) change the maximum number of shares of Common Stock as to which Awards may be made to any Participant under Section 4.2 of the Plan, or the maximum amount that may be paid or distributed to any Participant pursuant to a grant of performance units or other stock-based Awards made in any one calendar year under Section 8 or 9 of the Plan, respectively, (e) change the exercise price or Base Price permitted under Section 5.3 of the Plan or the restrictions regarding repricing under Section 5.3 of the Plan,(f) be made if shareholder approval of the amendment is at the time required for Awards under the Plan to qualify for the exemption from Section 16(b) of the 1934 Act provided by Rule 16b-3 or by the rules of any stock exchange on which the Common Stock may then be listed or (g) be made to the extent such approval is needed for Qualified Performance-Based Awards to qualify for the Section 162(m) Exemption.  No amendment or termination of the Plan shall, without the written consent of the holder of an Award under the Plan, adversely affect the rights of such holder with respect thereto.

SECTION 15

General Provisions

15.1           Additional Compensation Arrangements.  Nothing contained in the Plan shall prevent the Corporation or any Subsidiary from adopting other or additional compensation arrangements for its employees.

15.2           Tax Withholding.  No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Corporation (or, if applicable, a Subsidiary), or make arrangements satisfactory to the Corporation (or, if applicable, a Subsidiary) regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.  Unless otherwise determined by the Committee, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement, having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount unless otherwise determined by the Committee) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes, and provided that any fractional share amount must be paid in cash or withheld from compensation otherwise due to the Participant.  The obligations of the Corporation under the Plan shall be conditional on such payment or arrangements, and the Corporation and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant.  The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

15.3           Limitation of Liability.  The grant of any Award shall not:

(a)           give a Participant any rights except as expressly set forth in the Plan or in the agreement under Section 2.5;

(b)           create any fiduciary or other obligation of the Corporation or any Subsidiary to take any action or provide to the Participant any assistance or dedicate or permit the use of any assets of the Corporation or any Subsidiary that would permit the Participant to be able to attain any Performance Goals associated with any Award;

(c)           create any trust, fiduciary or other duty or obligation of the Corporation or any Subsidiary to engage in any particular business, continue to engage in any particular business, engage in any particular business practices or sell any particular product or products; or

(d)           create any obligation of the Corporation or any Subsidiary that shall be greater than the obligation of the Corporation or that Subsidiary to any of their general unsecured creditors.

15.4           Limitation on Dividend Reinvestment and Dividend Equivalents.  Reinvestment of dividends in additional restricted stock at the time of any dividend payment, and the payment of shares with respect to dividends to Participants holding Awards of restricted stock units, shall only be permissible if authorized by the Committee and if sufficient shares of Common Stock are available under Section 4 for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient shares of Common Stock are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of restricted stock units equal in number to the shares of Common Stock that would have been obtained by such payment or reinvestment, the terms of which restricted stock units shall provide for settlement in cash and for dividend equivalent reinvestment in further restricted stock units on the terms contemplated by this Section 15.4.

15.5           Governing Law and Interpretation.  To the extent not preempted by federal law, the Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

15.6           Dispute Resolution.  Since Awards are granted in Western Pennsylvania, records relating to the Plan and Awards are located in Western Pennsylvania, and the Plan and Awards are administered in Western Pennsylvania, the Corporation and the Participant to whom an Award is granted, for themselves and their heirs, representatives, successors and assigns (collectively, the “Parties”) irrevocably submit to the exclusive and sole jurisdiction and venue of the state courts of Allegheny County, Pennsylvania and the federal courts of the Western District of Pennsylvania with respect to any and all disputes arising out of or relating to the Plan, the subject matter of the Plan or any Awards under the Plan, including but not limited to any disputes arising out of or relating to the interpretation and enforceability of any Awards or the terms and conditions of the Plan.  To achieve certainty regarding the appropriate forum in which to prosecute and defend actions arising out of or relating to the Plan, and to ensure consistency in application and interpretation of the governing law under Section 15.5 of the Plan, the Parties agree that (a) sole and exclusive appropriate venue for any such action shall be the Pennsylvania courts described in the immediately preceding sentence, and no other, (b) all claims with respect to any such action shall be heard and determined exclusively in such Pennsylvania courts, and no other, (c) such Pennsylvania courts shall have sole and exclusive jurisdiction over the Parties and over the subject matter of any dispute relating hereto and (d) the Parties waive any and all objections and defenses to bringing any such action before such Pennsylvania courts, including but not limited to those relating to lack of personal jurisdiction, improper venue or forum non conveniens.

15.7           Non-Transferability.  Except as otherwise specifically provided in the Plan or by the Committee and limited to a transfer without the payment of value or consideration to the Participant, Awards under the Plan are not transferable except by will or by laws of descent and distribution of the state of domicile of the Participant at the time of death.

15.8           Deferrals.  The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred, provided that any such deferral is consistent with all aspects of Section 409A of the Code. Subject to the provisions of this Plan and any agreement under Section 2.5, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, interest or dividends, or interest or dividend equivalents, with respect to the number of shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares or otherwise reinvested; provided, however, that in no event shall interest, dividends or dividend equivalents be paid on any unearned performance units or performance share units until such units have vested.

15.9           Integration.  The Plan and any written agreements executed by Participants and the Corporation under Section 2.5 contain all of the understandings and representations between the parties and supersede any prior understandings and agreements entered into between them regarding the subject matter within.  There are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of the Plan which are not fully expressed in the Plan and the written agreements.

15.10             Foreign Employees and Foreign Law Considerations.  The Committee may grant Awards to eligible employees who are foreign nationals, who are located outside the United States of America or who are not compensated from a payroll maintained in the United States of America, or who are otherwise subject to (or could cause the Corporation to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States of America, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

15.11             Certain Restrictions on Certain Awards.  Subject to the terms of the Plan and more restrictive terms, if any, of the applicable agreement under Section 2.5, any Award of restricted stock, restricted stock units, performance units, or other stock-based Awards under Section 9 shall be subject to vesting during a restriction period of at least three (3) years following the date of grant, provided, however, that:

(i)           A restriction period of only at least one (1) year following the date of grant is permissible if vesting is conditional, in whole or in part, upon the achievement of Performance Goals, except that there need not be any minimum restriction period for a Performance Goal based upon stock price if there is also a service-based restriction of at least one (1) year following the date of grant;

(ii)              To the extent permitted by the Committee, in its sole discretion, and specified in the applicable agreement under Section 2.5, an Award with a restriction period of at least three (3) years may vest in part on a pro rata basis prior to the expiration of any such restriction period;

(iii)              To the extent permitted by the Committee, in its sole discretion, and specified in the applicable agreement under Section 2.5, an Award may vest prior to the expiration of any restriction period required under this Section 15.11 in the event of a Participant’s death or retirement, the Participant becoming a Disabled Participant, or an involuntary termination of the Participant’s employment by the Corporation or a Subsidiary;

(iv)              In the event of the occurrence of a Section 11 Event, an Award may vest prior to the expiration of any restriction period required under this Section 15.11 pursuant to Section 11.4 or 11.5 or as otherwise permitted by the Committee, in its sole discretion, and specified in the applicable agreement under Section 2.5; and

(v)              The Committee may grant Awards of restricted stock, restricted stock units, performance units and other stock-based Awards under Section 9 without regard to the foregoing requirements, and the Committee may accelerate the vesting of and lapse any restrictions with respect to, any such Awards (in addition to the potential acceleration under (ii)-(iv) of the foregoing), for up to, collectively for all such Awards, ten percent (10%) of the shares of Common Stock for which Awards may be made under Section 4.1 of the Plan, as adjusted under the terms of the Plan.

15.12             Other Benefit Plans.  All Awards shall constitute a special incentive payment to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any benefit under any pension, retirement, profit sharing, bonus, life insurance or other benefit plan of the Corporation or any Subsidiary or under any agreement between the Corporation or any Subsidiary and the Participant, unless such plan or agreement specifically provides otherwise.

15.13             Indemnification.  Subject to the requirements of Pennsylvania state law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Corporation to whom authority was delegated in accordance with Section 2.1, shall be indemnified and held harmless by the Corporation against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Corporation’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Corporation an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Corporation’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify them or hold them harmless.

15.14             No Representations or Covenants With Respect to Tax Qualification.  Although the Corporation may endeavor to (i) qualify an Award for favorable United States or foreign tax treatment (e.g., incentive stock options under Section 422 of the Code) or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Corporation makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment.  The Corporation shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

15.15             Compliance With Laws.  Without limitation of Section 10, the granting of Awards and the issuance of shares of Common Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges on which the Corporation is listed as may be required.

SECTION 16

Effective Date and Duration of Plan

The effective date and date of adoption of the Plan shall be November 15, 2012, the date of adoption of the Plan by the Board, provided that the Plan is approved by a majority of the votes cast at a meeting of shareholders duly called, convened and held on or prior to November 14, 2013, at which a quorum representing a majority of the outstanding Voting Shares of the Corporation is, either in person or by proxy, present and voting on the Plan.  No stock option or stock appreciation right granted under the Plan on or after November 15, 2012 may be exercised until after such approval and any restricted stock, restricted stock units, performance units or other Award awarded under the Plan shall be forfeited to the Corporation on November 14, 2013 if such approval has not been obtained on or prior to that date.  No Award under the Plan may be made subsequent to November 14, 2022, but Awards granted prior to such date may extend beyond such date.

Exhibit B

PROXY - MATTHEWS INTERNATIONAL CORPORATION

Notice of
ANNUAL MEETING OF SHAREHOLDERS
To be held February 21, 2013

Sheraton Station Square Hotel
300 West Station Square Drive
Pittsburgh, PA

To Our Shareholders:

The Annual Meeting of the Shareholders of Matthews International Corporation will be held at 6:00 PM, Thursday, February 21, 2013 at the Sheraton Station Square Hotel, 300 West Station Square Drive, Pittsburgh, Pennsylvania, for the purpose of considering and acting upon the proposals set forth on the reverse side of this form.

Shareholders of record at the close of business on December 31, 2012 will be entitled to vote at the Annual Meeting or any adjournments thereof.

I hereby appoint Joseph C. Bartolacci and Steven F. Nicola and each of them, with full power of substitution and revocation, proxies to vote all shares of Common Stock of Matthews International Corporation which I am entitled to vote at the Annual Meeting of Shareholders or any adjournment thereof, with the authority to vote as designated on the reverse side.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 and 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED PREPAID ENVELOPE

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ANNUAL MEETING PROXY CARD

A. Proposals – The Board of Directors recommends a vote FOR all the nominees and FOR Proposals 2, 3 and 4.

1. Election of Directors
	FOR	WITHHOLD
01 – Alvaro Garcia-Tunon	[ ]	[ ]
02 – John P. O’Leary, Jr	[ ]	[ ]
03 – Jerry R. Whitaker	[ ]	[ ]

	FOR	AGAINST	ABSTAIN
2. To approve the adoption of the 2012 Equity Incentive Plan	[ ]	[ ]	[ ]

	FOR	AGAINST	ABSTAIN
3. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the records of the Company for the fiscal year ending September 30, 2013.	[ ]	[ ]	[ ]

	FOR	AGAINST	ABSTAIN
4. To provide an advisory (non-binding) vote on the executive compensation of our named executive officers.	[ ]	[ ]	[ ]

5. To transact such other business as may properly come before the meeting

      B.  Change of Address – Please print new address below.

       I plan to attend the meeting.  [ ]

C. Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed. – Date and Sign Below

Please sign exactly as name appears hereon.  When shares are held by joint tenants, both should sign.  When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Signature 1 – Please keep signature within the box                                                                                                Signature 2 – Please keep signature within the box

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Date (mm/dd/yyyy)

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